                                               Filed Pursuant to Rule 424(b)(4)
                                                     Registration No. 333-95319
                               5,650,000 Shares
                       [LOGO OF VITRIA TECHNOLOGY, INC.]

                                 Common Stock

                                 ------------

   We are selling 1,500,000 shares of common stock and the selling stockholders are selling 4,150,000 shares of common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

   The underwriters have an option to purchase a maximum of 847,500 additional shares to cover over-allotments of shares.

   Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "VITR." On February 10, 2000, the last reported sale price for our common stock was $121.25 per share.

   Investing in our common stock involves risks. See "Risk Factors" on page 6.

                                  Underwriting                     Proceeds to
                      Price to    Discounts and    Proceeds to       Selling
                        Public     Commissions  Vitria Technology Stockholders
                    ------------- ------------- ----------------- -------------
Per Share..........    $120.00        $5.40          $114.60         $114.60
Total.............. $678,000,000   $30,510,000    $171,900,000    $475,590,000

   Delivery of the shares of common stock will be made on or about February 16, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                   Merrill Lynch & Co.

                                        Robertson Stephens

                                                                  Wit SoundView

               The date of this prospectus is February 11, 2000.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3

Risk Factors.............................................................   6

Special Note Regarding Forward-Looking Statements........................  16

Use of Proceeds..........................................................  17

Dividend Policy..........................................................  17

Price Range of Common Stock..............................................  17

Capitalization...........................................................  18

Dilution.................................................................  19

Selected Financial Data..................................................  20

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21

Business.................................................................  29

                                                                            Page
                                                                            ----
Management.................................................................  40

Certain Transactions.......................................................  50

Principal and Selling Stockholders.........................................  51

Description of Capital Stock...............................................  53

Shares Eligible for Future Sale............................................  56

Underwriting...............................................................  58

Notice to Canadian Residents...............................................  61

Legal Matters..............................................................  62

Experts....................................................................  62

Where You Can Find More Information........................................  62

Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                 ------------

   Except as otherwise indicated, information in this prospectus is based on the assumption that there is no exercise of the underwriters' over-allotment option.


   "Vitria" and "BusinessWare" are registered trademarks and the Vitria logo is a trademark of Vitria. This prospectus also includes trademarks owned by other parties.

                                 ------------

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                            Vitria Technology, Inc.

                                  Our Business

   We are a leading provider of eBusiness infrastructure software. eBusiness refers to the use of the Internet to conduct business with customers and partners. Our product, BusinessWare, provides the infrastructure that enables incompatible information technology systems to exchange information over corporate networks and the Internet. BusinessWare enables this exchange to take place automatically, without human intervention. This eliminates manual entry of information into multiple IT systems, and eliminates the need to manually exchange information with customers and business partners using phone, facsimile or mail. We have designed BusinessWare to give our customers complete control and visibility of their business operations across an "extended enterprise" that includes their customers and partners. BusinessWare allows our customers to improve the efficiency of their business operations, reduce time to market for new products and services, develop closer relationships with their customers and partners, and rapidly respond to changing business conditions. To date, we have licensed BusinessWare to over 70 companies, including American Century, CableVision, Covad, Deutsche Bank, Duke Energy, FedEx, Fujitsu PC, Inacom, Level 3, NorthPoint Communications, Rhythms NetConnections, 3Com, Verio and Weblink Wireless. In 1999, sales of the BusinessWare product accounted for approximately 69% of our total revenues.

                             Our Market Opportunity

   eBusiness is fundamentally changing the speed and nature of business. To compete in this new environment, companies must be able to communicate instantly with customers and partners over the Internet, using a clearly defined set of business processes that can be continuously analyzed and rapidly changed. This is what we refer to as "real-time eBusiness." Companies that engage in real-time eBusiness can bring new products and services to market faster, form new partnerships more easily, and respond to changing business conditions more rapidly. To conduct business at this accelerated pace, we believe that companies must address four key requirements:

(1) Business Process Automation. Business processes describe, step-by-step, how a company conducts its business operations across their extended enterprise. For example, a company may define its order fulfillment process as follows: receive an order, allocate inventory, request product shipment from a distribution partner, and bill the customer. These business processes define how information should flow across internal IT systems and across the Internet to the IT systems of customers and partners. In many companies today, this information flow is not automated.

(2) Internet-Based Communications. As companies extend their business processes to directly include their customers and partners, they need a way to communicate business information over the Internet in a secure and reliable fashion. In the prior example, the interactions between the company, its distribution partners and the customer could take place over the Internet. These exchanges of information would take place through the exchange of electronic messages over the Internet.

(3) Application Integration. To automate business processes, companies must exchange information between IT systems. For example, the fulfillment of customer orders might require that a company's order management, shipping and billing systems exchange data to ensure that the order is correctly received, requested products are shipped, and the customer is appropriately billed. As a result, companies need a way to automatically access information in one system and translate it into standard formats so that it can be shared with and understood by other systems.

(4) Real-Time Analysis. Business managers need to continuously monitor and analyze automated business processes to identify and respond to problems as they occur. Analysis software typically requires information to be accumulated in the database before it can be analyzed. The resulting delay reduces a company's ability to respond to a problem in a timely manner. Real-time analysis allows information to be analyzed as soon as it is captured. In the prior example, the company can monitor and analyze orders from customers and adjust inventories on a continuous basis, rather than waiting until the end of the day to extract the information from the database.

   We do not believe that other competitors adequately address all four of these requirements. For example, enterprise application integration vendors focus on integrating IT systems. Messaging software vendors focus on inter-application communications. We believe that no approach adequately addresses process automation or real-time analysis, and that there is a significant market opportunity for infrastructure software that addresses all four requirements for real-time eBusiness.

                                  Our Solution

   BusinessWare addresses the four eBusiness requirements in a single comprehensive software product. Business users can use BusinessWare to create visual diagrams of their business processes, called "process models," using a graphical user interface. This eliminates the need for expensive custom programming. BusinessWare then uses these process models to automatically coordinate the flow of information across a company's internal IT systems and across the Internet to the systems of its customers and partners. Once BusinessWare has automated a business process, it selectively gathers and analyzes key performance statistics and allows business managers to identify and respond to business problems the moment they occur.

   BusinessWare provides the following key benefits to customers:

 . Provides Complete Control and Visibility of Business Operations Across the
  Extended Enterprise. Companies can increase the efficiency of their operations and lower operating costs by automating and analyzing the performance of their business processes in real-time.

 . Reduces Time to Market. Business users can quickly automate new processes that accelerate the delivery of new products and services.

 . Enables Rapid Response to Change. Business users can revise and continuously refine processes by changing process models.

 . Enables Tighter Relationships with Customers and Partners. Companies can quickly establish sophisticated and highly automated relationships with partners or customers that support shared business processes.

                                  Our Strategy

   We intend to establish BusinessWare as the leading infrastructure software product for eBusiness. As part of this strategy, we have developed strong working relationships with leading system integrators, including Andersen Consulting, Deloitte Consulting and Electronic Data Systems, or EDS. These system integrators help our customers install and deploy our product and in many cases these integrators have existing relationships with our targeted customers. In addition, we are working to develop market-focused eBusiness solutions that are built on BusinessWare and targeted to the needs of specific industries. These solutions include pre-defined, customizable process models that reflect the business processes of the target industry. Our first industry-specific product was made available to customers in December 1999. As of December 31, 1999, we had an accumulated deficit of $24.3 million.

                               Other Information

   We were incorporated in California in October 1994 and reincorporated in Delaware in July 1999. Our principal executive offices are located at 945 Stewart Drive, Sunnyvale, California 94086, and our telephone number is (408) 212-2700. Our Internet address is www.vitria.com. The information on our website is not incorporated by reference into this prospectus.

                                  The Offering

Common stock offered by Vitria..............  1,500,000 shares
Common stock offered by selling
 stockholders...............................  4,150,000 shares
Common stock to be outstanding after this
 offering................................... 63,250,992 shares
Use of proceeds ............................ General corporate purposes, including expansion of our sales and marketing
                                             capabilities, product development, and
                                             other working capital requirements. We will
                                             not receive any proceeds from the shares
                                             sold by selling stockholders. See "Use of
                                             Proceeds."
Nasdaq National Market symbol .............. VITR

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, and excludes:

  . 7,276,014 shares subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $6.74 per share;

  . 9,106,248 additional shares that we could issue under our stock option plans; and

  . 3,000,000 shares that we could issue under our employee stock purchase plan.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                     Year Ended December 31,
                                                    ---------------------------
                                                      1997     1998      1999
                                                    --------  -------  --------
Statement of Operations Data:
Revenues:
  License.........................................  $    955  $ 5,198  $ 21,790
  Service.........................................     1,425    1,633     8,539
  Government grant................................     1,255      796     1,212
                                                    --------  -------  --------
   Total revenues.................................     3,635    7,627    31,541
Cost of revenues..................................     1,611    2,905     7,722
                                                    --------  -------  --------
Gross profit......................................     2,024    4,722    23,819
Loss from operations..............................      (655)  (9,875)  (15,442)
Net loss..........................................      (580)  (9,569)  (14,106)
                                                    ========  =======  ========
Basic and diluted net loss per share available to
 common stockholders..............................  $  (0.03) $ (0.40) $  (0.42)
Basic and diluted weighted average shares used in
 the computation of net loss per share available
 to common stockholders...........................    19,830   24,006    37,874



                                                             December 31, 1999
                                                             -------------------
                                                             Actual  As Adjusted
                                                             ------- -----------
Balance Sheet Data:
Cash and cash equivalents................................... $52,218  $223,393
Working capital.............................................  54,237   225,412
Total assets................................................  86,494   257,669
Deferred revenue............................................  15,627    15,627
Stockholders' equity........................................  59,450   230,625

--------
   See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

   The as adjusted balance sheet data gives effect to the net proceeds from the sale of the 1,500,000 shares of common stock offered by Vitria in this offering at an offering price of $120.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   You should carefully consider the risks described below before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Vitria

Since our short operating history makes it difficult to evaluate our prospects, our future financial performance may disappoint securities analysts or investors and result in a decline in our stock price.

   We were incorporated in October 1994. Until November 1997, we were engaged primarily in research and development of our initial product. We licensed our first product in November 1997 and have only recently established sales and service organizations. Because of our limited operating history, we have limited insight into trends that may emerge in our market and affect our business. The revenue and income potential of our market are unproven. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market.

We have a large accumulated deficit, we expect future losses, and we may not achieve or maintain profitability.

   We have incurred substantial losses since inception as we funded the development of our product and technologies, and through our efforts to expand our sales and marketing organization. Our net losses for 1998 were $9.6 million and our net losses for 1999 were $14.1 million. As of December 31, 1999, we had an accumulated deficit of $24.3 million. We intend to continue to invest heavily in sales, marketing and research and development. As a result, we will need to significantly increase our quarterly revenues to achieve profitability. We cannot predict when we will operate profitably, if at all.

Our operating results fluctuate significantly and an unanticipated decline in revenue may disappoint securities analysts or investors and result in a decline in our stock price.

   Although we have had significant revenue growth in recent quarters, our growth rates may not be sustainable and prospective investors should not use these past results to predict future operating margins or results. Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. If our operating results are below the expectations of securities analysts or investors, our stock price is likely to decline. We believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

   Our revenues and operating results depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, a substantial portion of revenues in a given quarter have been recorded in the third month of that quarter, with a concentration of these revenues in the last two weeks of the third month. We expect this trend to continue and, therefore, any failure or delay in the closing of orders would have a material adverse effect on our quarterly operating results. Since our operating expenses are based on anticipated revenues and because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from one or more license transactions could cause significant variations in operating results from quarter to quarter and cause unexpected results.

   We record as deferred revenues payments from customers that do not meet our revenue recognition policy requirements. Since only a small portion of our revenues each quarter is recognized from deferred revenues, our quarterly results will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenue in the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized.

Our product may not achieve market acceptance, which could cause our revenues to decline.

   The limited sales and deployment of our product, and limited acceptance of process automation technology, makes our prospects difficult to predict. In addition, we have only licensed our product to a small number of customers, and only a portion of these customers have commenced commercial deployment. The deployment of our product requires interoperability with a variety of software applications and systems and, in some cases, to process a high number of transactions per second. If our product fails to satisfy these demanding technological objectives, our customers will be dissatisfied and we may be unable to generate future sales. Failure to establish a significant base of customer references will significantly reduce our ability to license our product to additional customers.

Our revenues will likely decline if we do not develop and maintain successful relationships with system integrators.

   System integrators install and deploy our products and those of our competitors, and perform custom integration of systems and applications. Some system integrators engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, and implementation and support of our product than we would otherwise, and our efforts may not be as effective as those of the system integrators. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely upon these firms for recommendations of our product during the evaluation stage of the purchasing process, as well as for implementation and customer support services. A number of our competitors have stronger relationships with these system integrators and, as a result, these system integrators may be more likely to recommend competitors' products and services. In addition, a number of our competitors have relationships with a greater number of these system integrators and, therefore, have access to a broader base of enterprise customers. Our failure to establish or maintain these relationships would significantly harm our ability to license and successfully implement our software product. In addition, we rely on the industry expertise and reach of these firms. Therefore, this failure would also harm our ability to develop industry-specific products. We are currently investing, and plan to continue to invest, significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate license and service revenues necessary to offset this investment.

We may suffer product deployment delays, a lower quality of customer service and increased expenses if sufficient system integrator implementation teams are not available.

   System integrators help our customers install and deploy our product. These system integrators are not contractually required to implement our product, and competition for these resources may preclude us from obtaining sufficient resources to provide the necessary implementation services to support our needs. If the number of installations of our product exceeds our access to the resources provided by these system integrators, we will be required to provide these services internally, which would significantly limit our ability to meet our customers' implementation needs and increase our expenses. In addition, we cannot control the level and quality of service provided by our current and future implementation partners.

Because a small number of customers have and are likely to continue to account for a substantial portion of our revenues, our revenues could decline due to the loss or delay of a single customer order.

   A relatively small number of customers account for a significant portion of our total revenues. In 1998, sales to our ten largest customers accounted for 86% of total revenues. In 1999, sales to our ten largest customers accounted for 49% of total revenues. In 1998, sales to Level 3 accounted for 30% of total revenues, and sales to KPMG accounted for 12% of total revenues. In 1999, sales to Sprint accounted for 11% of total revenues.

   Our license agreements do not generally provide for ongoing license payments. Therefore, we expect that revenues from a limited number of new customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the performance, quality, breadth and depth of our current and future products. The loss or delay of individual orders could have a significant impact on revenues and operating results. Our failure to add new customers that make significant purchases of our product and services would reduce our future revenues.

Our markets are highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

   The market for our product is intensely competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues. Our current competitors include:

   EAI vendors. We face competition from vendors offering Enterprise Application Integration, or EAI, software products. These vendors include Active Software, Inc., CrossWorlds Software, Inc., and New Era of
Networks, Inc., also known as NEON. A number of other companies are offering products that address different aspects of our solution, including BEA Systems, Inc., Forte Software, Inc., Hewlett-Packard Company, IBM Corporation and Tibco Software Inc. In the future, some of these companies may expand their products to enhance existing, or to provide, process automation and real-time analysis functionality.

   Internal IT departments. "In house" information technology departments of potential customers have developed or may develop systems that provide for some or all of the functionality of our BusinessWare product. We expect that internally developed application integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. In particular, it can be difficult to sell our product to a potential customer whose internal development group has already made large investments in and progress towards completion of systems that our product is intended to replace.

   Other software vendors. We may in the future also encounter competition from major enterprise software developers including Oracle Corporation, PeopleSoft, Inc., and SAP AG. In addition, Microsoft Corporation has announced its intention to introduce products which could compete with some aspects of our product. These companies have significantly greater resources than Vitria.

   Many of our competitors have more resources and broader customer relationships than we do. In addition, many of these competitors have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

   Although we believe that our solutions generally compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

We experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter.

   Our product is often used by our customers to deploy mission-critical solutions used throughout their organization. Customers generally consider a wide range of issues before committing to purchase our product, including product benefits, ability to operate with existing and future computer systems, ability to accommodate increased transaction volume and product reliability. Many customers will be addressing these issues for the first time. As a result, we or other parties, including system integrators, must educate potential customers on the use and benefits of our product and services. In addition, the purchase of our product generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products, and approval at a number of management levels within the customer's organization. Because of these issues, our sales cycle has ranged from two to nine months and is difficult to predict for any particular license transaction.

The cost and difficulties of implementing our product could significantly harm our reputation with customers, diminishing our ability to license additional products to our customers.

   Our product is often purchased as part of large projects undertaken by our customers. These projects are complex, time consuming and expensive. Failure by customers to successfully deploy our product, or the failure by us or third-party consultants to ensure customer satisfaction, could damage our reputation with existing and future customers and reduce future revenues. In many cases, our customers must interact with, modify, or replace significant elements of their existing computer systems. The costs of our product and services represent only a portion of the related hardware, software, development, training and consulting costs. The significant involvement of third parties, including system integrators, reduces the control we have over the implementation of our product and the quality of customer service provided to organizations which license our software.

Our sales are concentrated in the telecommunications and financial services industries and if our customers in these markets decrease their information technology spending, or we fail to penetrate other industries, our revenues may decline.

   We expect to continue to direct our sales and marketing efforts toward companies in the telecommunications and financial services industries. Sales to customers in the telecommunications and financial services industries accounted for 57% of total revenues in 1998 and 81% of total revenues in 1999. If we fail to penetrate these vertical markets our operating results may suffer. Given our limited market penetration, the high degree of competition and the rapidly changing environment in these industries, there is no assurance that we will be able to continue sales in these industries at current levels. In addition, we intend to market our product in new vertical markets. Customers in these new vertical markets are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. If we fail to successfully address these new vertical markets we may experience decreased sales in future periods.

If we are not successful in developing packaged versions of our product, our ability to increase future revenues could be harmed.

   We intend to develop packaged versions of our product which incorporate business processes of specific industries. This presents technical challenges and will require collaboration with system integrators and the commitment of significant resources. If we are not successful in developing these targeted products or these products do not achieve market acceptance, our ability to increase future revenues could be harmed.

Our operating results are substantially dependent on license revenues from one product and our business could be materially harmed by factors that adversely affect the pricing and demand for our product.

   Since 1998 a majority of our total revenues has been, and is expected to be, derived from the license of our BusinessWare product. Accordingly, our future operating results will depend on the demand for BusinessWare by future customers, including new and enhanced releases that are subsequently introduced. If our competitors release new products that are superior to BusinessWare in performance or price, or we fail to enhance BusinessWare and introduce new products in a timely manner, demand for our product may decline. A decline in demand for BusinessWare as a result of competition, technological change or other factors would significantly reduce our revenues.

If our product does not operate with the many hardware and software platforms used by our customers, our business may fail.

   We currently serve a customer base with a wide variety of constantly changing hardware, packaged software applications and networking platforms. If our product fails to gain broad market acceptance, due to its inability to support a variety of these platforms, our operating results may suffer. Our business depends, among others, on the following factors:

  . our ability to integrate our product with multiple platforms and existing, or legacy, systems and to modify our product as new versions of packaged applications are introduced;

  . the portability of our product, particularly the number of operating systems and databases that our product can source or target;

  . our ability to anticipate and support new standards, especially Internet standards;

  . the integration of additional software modules under development with our existing product; and

  . our management of software being developed by third parties for our customers or use with our product.

If we fail to introduce new versions and releases of our product in a timely manner, our revenues may decline.

   We may fail to introduce or deliver new products on a timely basis, if at all. In the past, we have experienced delays in the commencement of commercial shipments of our BusinessWare product. To date, these delays have not had a material impact on our revenues. If new releases or products are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and cause customer dissatisfaction. In addition, customers may delay purchases of our product in anticipation of future releases. If customers defer material orders in anticipation of new releases or new product introductions, our revenues may decline.

Our product relies on third-party programming tools, like Java by Sun Microsystems, and applications, and if we lose access to these tools and applications, or are unable to modify our product in response to changes in these tools and applications, our revenues could decline.

   Our programs utilize Java programming technology provided by Sun Microsystems. We also depend upon access to the interfaces, known as "APIs," used for communication between external software products and packaged application software. Our access to APIs of third-party applications are controlled by the providers of these applications. If the application provider denies or delays our access to APIs, our business may be harmed. Some application providers may become competitors or establish alliances with our competitors, increasing the likelihood that we would not be granted access to their APIs. In addition, we license technology related to the connectivity of our product to third-party database and other applications. Loss of the ability to use this technology, delays in upgrades, or failure of these third parties to support these technologies, could cause our revenues to decline.

We could suffer losses and negative publicity if new versions and releases of our product contain errors or defects.

   Our product and its interactions with customers' software applications and IT systems are complex and, accordingly, there may be undetected errors or failures when products are introduced or as new versions are released. We have in the past discovered software errors in our new releases and new products after their introduction which has resulted in additional research and development expenses. To date, these additional expenses have not been material. For example, we discovered problems with respect to the ability of software written in Java to run sufficiently fast to meet the needs of users in some high performance applications. These errors have resulted in product release delays, delayed revenues and customer dissatisfaction. We may in the future discover errors, including Year 2000 compliance errors and additional performance limitations, in new releases or new products after the commencement of commercial shipments. Since many customers are using our product for mission-critical business operations, any of these occurrences could seriously harm our business and generate negative publicity.

Our growth continues to place a significant strain on our management systems and resources and if we fail to manage our growth our ability to market and sell our product and develop new products may be harmed.

   We must plan and manage our growth effectively in order to offer our product and services and achieve revenue growth and profitability in a rapidly evolving market. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future. We continue to increase domestically, and to a lesser extent internationally, the scope of our operations, and have added a number of employees. For example, the number of our employees grew from 40 at December 31, 1997 to 290 at December 31, 1999. In particular, our sales force grew from four people at December 31, 1997 to 98 people at December 31, 1999. For us to effectively manage our growth, we must continue to do the following:

  . improve our operational, financial and management controls;

  . improve our reporting systems and procedures;

  . install new management and information control systems; and

  . expand, train and motivate our workforce.

   In particular, we are currently migrating to a new accounting software package designed to allow greater flexibility in reporting and tracking results. In addition, we are implementing new management information systems, including sales and marketing management and human resources management software. If we fail to install this software in an efficient and timely manner, or if the new systems fail to adequately support our level of operations, then we could incur substantial additional expenses to remedy these failures.

If we do not keep pace with technological change, our product may be rendered obsolete and our operating results may suffer.

   Our industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. Our existing product will be rendered obsolete if we fail to introduce new products or product enhancements that meet new customer demands, support new standards or integrate with new or upgraded versions of packaged applications. We have also found that the technological life cycle of our product is difficult to estimate. We believe that we must continue to enhance our current product while we concurrently develop and introduce new products that anticipate emerging technology standards and keep pace with competitive and technological developments. Failure to do so will harm our ability to compete. As a result, we are required to continue to make substantial product development investments.

If we fail to attract and retain qualified personnel, our ability to compete will be harmed.

   We depend on the continued service of our key technical, sales and senior management personnel. None of these persons are bound by an employment agreement. The loss of any of our senior management or other key research, development, sales and marketing personnel could have a material adverse effect on our future operating results. In particular Dr. JoMei Chang, our President and Chief Executive Officer, and Dr. M. Dale Skeen, our Chief Technology Officer, would be difficult to replace.

   In addition, we must attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to develop, market and support our products and services. We cannot assure that we will be able to recruit and retain sufficient numbers of these highly skilled employees.

Risks Related to Our Industry

We depend on the increasing use of the Internet and on the growth of electronic commerce. If the use of the Internet and electronic commerce does not grow as anticipated, our revenues could decline and our business will be seriously harmed.

   We depend on the increased acceptance and use of the Internet as a medium for electronic commerce and the adoption by businesses of eBusiness solutions. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

   We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our product from our competitor's products. The use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our product is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

If our source code is released to our customers, our ability to protect our proprietary rights could be jeopardized and our revenues could decline.

   Some of our license agreements require us to place the source code for our product in escrow. These agreements generally provide these customers with a limited, non-exclusive license to use this code if:

   . we fail to provide the product or maintenance and support;

   . we cease to do business without a successor; or

   . there is a bankruptcy proceeding by or against Vitria.

Our revenues could decline and our business could be seriously harmed if customers were granted this access.

Our product could infringe the intellectual property rights of others causing costly litigation and the loss of significant rights.

   We expect that third parties may claim that we have infringed their current or future intellectual property rights. We expect that software developers in our market will increasingly be subject to infringement claims as the number of products in different software industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment or cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms or license a substitute technology or redesign our product to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information.

We may not successfully enter international markets or generate significant product revenues abroad, which could result in slower revenue growth and harm our business.

   To date, we have generated limited revenue from sales outside of the United States. We have opened an office in the United Kingdom and intend to establish additional offices in Europe. We have recently opened an office in Japan. If we fail to sell our product in international markets, we could experience slower revenue growth and our business could be harmed. We anticipate devoting significant resources and management attention to expanding international opportunities. There are a number of challenges to establishing operations outside of the United States and we may be unable to successfully establish international operations.

Potential Year 2000 problems with our software, third-party equipment or our internal operating systems could reduce our future revenues and increase our expenses.

   Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates, and the failure to do so could result in the loss of revenues. The Year 2000 computer issue creates the following risks for us:

  . our product could fail due to processing errors caused by unanticipated inaccurate calculations with respect to the year 2000;

  . third party hardware and software used with our product could experience
    Year 2000 compliance problems which are wrongly attributed to us;

  . our customers, partners or suppliers could experience Year 2000 problems;
    and

  . our current customers could reevaluate their current system needs and, as a result, consider switching to other systems and suppliers.

As of the date of this prospectus, there has been no material adverse effect on our business due to potential Year 2000 problems. If any of these events do occur however, it could reduce our future revenues and increase our expenses. For a further discussion of Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness."

Risks Related to Our Offering

The substantial number of shares that will be eligible for sale in the near future may cause the market price for our common stock to decline.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market during a short period of time, our stock price may decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we will have outstanding 63,250,992 shares of common stock. All of the shares sold in this offering and our initial public offering, unless held by our affiliates, will be freely tradeable. The remaining 50,700,992 shares of common stock held by existing stockholders are restricted securities and will be available for sale as follows:

                               Approximate Number of
                                Shares Eligible for
 Date                               Future Sale                     Comment
 ----                          ---------------------                -------
 March 15, 2000                      5,176,445       Underwriters' lock-up in connection
                                                     with our initial public offering
                                                     released. These shares may be sold
                                                     under Rules 144, 144(k) or 701
 April 25, 2000                     10,419,604       Underwriters' lock-up with respect
                                                     to 25% of the shares held by each
                                                     stockholder that entered into a
                                                     lock-up in connection with this
                                                     offering released. These shares may
                                                     be sold under Rules 144, 144(k) or
                                                     701
 May 11, 2000                       30,814,412       These shares may be sold under
                                                     Rules 144, 144(k) or 701
 At various times thereafter         4,290,531       These shares may be sold under
                                                     Rules 144, 144(k) or 701

   In addition, we filed a registration statement on Form S-8 with the Securities and Exchange Commission covering 15,277,348 shares reserved for issuance under our 1999 Equity Incentive Plan, our 1998 Executive Incentive Plan and our 1999 Employee Stock Purchase Plan. We intend to file another registration statement on Form S-8 covering additional shares reserved for issuance under our plans. Sales of a large number of these shares could have an adverse effect on the market price for our common stock. For a detailed discussion of the shares eligible for future sale, see "Shares Eligible for Future Sales."

Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

   We expect that the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

  . develop or enhance our products and services;

  . acquire technologies, products or businesses;

  . expand operations, in the United States or internationally;

  . hire, train and retain employees; or

  . respond to competitive pressures or unanticipated capital requirements.

Our failure to do any of these things could result in lower revenues and could seriously harm our business.

New investors in our common stock will experience immediate and substantial dilution.

   The offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $116.35 in net tangible book value per share of common stock, based on an offering price of $120.00 per share. In addition, the number of shares available for issuance under our stock option and employee stock purchase plans will automatically increase without stockholder approval. Investors will incur additional dilution upon the exercise of outstanding stock options.

Our stock price is volatile and you may lose all or a part of your investment.

   The trading price of our common stock has fluctuated significantly since our initial public offering in September 1999. As a result you may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, most of which are beyond our control:

  . variations in our quarterly operating results;

  . changes in securities analysts' estimates of our financial performance;

  . changes in market valuations of similar companies;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major customer or failure to complete significant license transactions;

  . additions or departures of key personnel; and

  . fluctuations in stock market price and volume, which are particularly common among securities of software and Internet-oriented companies.

We are at risk of securities class action litigation due to our expected stock price volatility.

   In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

   Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

  . establishment of a classified board of directors requiring that not all members of the board may be elected at one time;

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  . limitations on the ability of stockholders to call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   In addition, Section 203 of the Delaware General Corporations Law and the terms of our stock option plans may discourage, delay or prevent a change in control of Vitria.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

   Upon completion of this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately 56.24% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of Vitria and will make some transactions difficult or impossible without the support of these stockholders. See "Principal and Selling Stockholders."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

   We will not receive any proceeds from the shares sold by the selling stockholders in this offering. We estimate that the net proceeds to us from the sale of the 1,500,000 shares of our common stock will be approximately $171.2 million, at an offering price of $120.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

   We intend to use the net proceeds of this offering primarily for additional working capital and other general corporate purposes, including increased research and development expenditures, sales and marketing expenditures, and general and administrative expenditures. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies, to lease additional facilities, or to establish joint ventures that we believe will complement our current or future business.

   The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe that our available cash, together with the net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 12 months.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

   Our common stock is traded on the Nasdaq National Market under the symbol "VITR." Public trading of our common stock commenced on September 16, 1999. The following table shows, for the periods indicated, the high and low per share prices of our common stock, as reported by the Nasdaq National Market.

Quarter Ended                                                     High    Low
-------------                                                    ------- ------
September 30, 1999.............................................. $ 25.31 $15.78
December 31, 1999............................................... $136.50 $19.69
March 31, 2000 (Through February 10, 2000)...................... $133.44 $80.13

   On February 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $121.25 per share. As of December 31, 1999, there were approximately 225 stockholders of record of our common stock.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . Our actual capitalization as of December 31, 1999; and

  . Our as adjusted capitalization to give effect to the sale of the 1,500,000 shares of common stock at an offering price of $120.00 per share in this offering, less the underwriting discounts and commissions and estimated offering expenses.

                                                            December 31, 1999
                                                            ------------------
                                                                         As
                                                             Actual   Adjusted
                                                            --------  --------
                                                             (in thousands,
                                                              except share
                                                                  data)
Stockholders' equity:
  Convertible Preferred Stock: $.001 par value; 5,000,000
   shares authorized; no shares issued and outstanding,
   actual and as adjusted.................................. $     --  $     --
  Common Stock: $.001 par value; 250,000,000 shares
   authorized; 61,750,992 shares issued and outstanding;
   63,250,992 shares issued and outstanding, as adjusted...       62        63
  Additional paid-in capital...............................   91,290   262,464
  Accumulated other comprehensive loss.....................      (54)      (54)
  Unearned stock-based compensation........................   (7,223)   (7,223)
  Notes receivable.........................................     (291)     (291)
  Accumulated deficit......................................  (24,334)  (24,334)
                                                            --------  --------
    Total stockholders' equity.............................   59,450   230,625
                                                            --------  --------
      Total capitalization................................. $ 59,450  $230,625
                                                            ========  ========

   This table excludes the following shares:

  . 7,276,014 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans, and 9,106,248 additional shares of common stock available for issuance under these stock option plans; and

  . 3,000,000 shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

   The net tangible book value of our common stock, on December 31, 1999 was approximately $59.5 million, or approximately $0.96 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Assuming our sale of 1,500,000 shares of common stock offered by this prospectus at an offering price of $120.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value at December 31, 1999 would have been approximately $230.6 million or $3.65 per share. This represents an immediate decrease in net tangible book value of $2.69 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share..................................        $120.00
  Pro forma net tangible book value per share at December 31,
   1999..........................................................  $0.96
  Increase per share attributable to new investors...............   2.69
                                                                   -----
Pro forma net tangible book value per share after this offering..           3.65
                                                                         -------
Dilution per share to new investors..............................        $116.35
                                                                         =======

   The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We used an offering price of $120.00 per share, and we have not deducted underwriting discounts and commissions and estimated offering expenses in our calculations.

                                Shares Purchased  Total Consideration   Average
                               ------------------ --------------------   Price
                                 Number   Percent    Amount    Percent Per Share
                               ---------- ------- ------------ ------- ---------
Existing stockholders......... 61,750,992  97.6%  $ 77,974,000  30.2%   $  1.26
New investors.................  1,500,000   2.4%   180,000,000  69.8%   $120.00
                               ----------  ----   ------------  ----
  Total....................... 63,250,992   100%  $257,974,000   100%
                               ==========  ====   ============  ====

   The foregoing discussion and tables assume no exercise of any outstanding stock options. The exercise of options outstanding under our stock option plans having an exercise price less than the offering price would increase the dilutive effect to new investors. See "Capitalization" and "Management-- Employee Stock Plans."

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with Vitria's financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from the audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997, are derived from the audited financial statements not included elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for future periods.

                                             Year Ended December 31,
                                      -----------------------------------------
                                       1995    1996   1997     1998      1999
                                      ------  ------ -------  -------  --------
                                      (in thousands, except per share data)
Statement of Operations Data:
Revenues:
  License...........................  $   --  $   -- $   955  $ 5,198  $ 21,790
  Service...........................     376   1,042   1,425    1,633     8,539
  Government grant..................      --     984   1,255      796     1,212
                                      ------  ------ -------  -------  --------
   Total revenues...................     376   2,026   3,635    7,627    31,541
                                      ------  ------ -------  -------  --------
Cost of revenues:
  License...........................      --      --      18       --       407
  Service...........................      15     183     338    2,109     6,103
  Government grant..................      --     984   1,255      796     1,212
                                      ------  ------ -------  -------  --------
   Total cost of revenues...........      15   1,167   1,611    2,905     7,722
                                      ------  ------ -------  -------  --------
Gross profit........................     361     859   2,024    4,722    23,819
                                      ------  ------ -------  -------  --------
Operating expenses:
  Sales and marketing...............      --      80   1,143    6,572    20,009
  Research and development..........     575     397     841    4,794    10,736
  General and administrative........      37     147     695    1,807     3,991
  Amortization of stock-based
   compensation.....................      --      --      --    1,424     4,525
                                      ------  ------ -------  -------  --------
   Total operating expenses.........     612     624   2,679   14,597    39,261
                                      ------  ------ -------  -------  --------
Income (loss) from operations.......    (251)    235    (655)  (9,875)  (15,442)
Interest and other income...........      14       8      75      306     1,336
                                      ------  ------ -------  -------  --------
Net income (loss)...................    (237)    243    (580)  (9,569)  (14,106)
Deemed preferred stock dividend.....      --      --      --       --    (1,908)
                                      ------  ------ -------  -------  --------
Net income (loss) available to
 common stockholders................  $ (237) $  243 $  (580) $(9,569) $(16,014)
                                      ======  ====== =======  =======  ========
Net income (loss) per share
 available to common stockholders:
  Basic.............................  $(0.02) $ 0.02 $ (0.03) $ (0.40) $  (0.42)
  Diluted...........................  $(0.02) $ 0.01 $ (0.03) $ (0.40) $  (0.42)
Weighted average shares used in
 computation of net income (loss)
 per share available to common
 stockholders:
  Basic.............................   9,686  14,088  19,830   24,006    37,874
  Diluted...........................   9,686  27,670  19,830   24,006    37,874


                                                   December 31,
                                      -----------------------------------------
                                       1995    1996   1997     1998      1999
                                      ------  ------ -------  -------  --------
                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents...........  $  128  $  399 $ 9,138  $12,792  $ 52,218
Working capital.....................     179     585   9,762   12,336    54,237
Total assets........................     252     961  11,141   20,000    86,494
Deferred revenue....................      --      --     223    2,874    15,627
Stockholders' equity................     241     636  10,099   13,391    59,450

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

   Vitria was incorporated in October 1994. We initially generated revenues exclusively through consulting contracts with third parties and government grants from the National Institute of Standards and Technology, or NIST. In June 1997, we commercially released our first product. With the initial release of this product, we accelerated the development of our sales and marketing organizations. We have incurred significant losses since inception, and as of December 31, 1999, we had an accumulated deficit of $24.3 million.

   We derive revenues from three sources: licenses, services, and government grants. Since the introduction of our product in 1997, licenses have become our primary source of revenue. Our product is typically licensed directly to customers for a perpetual term, with pricing based on the number of systems or applications managed. We record license revenues when a license agreement has been signed by both parties, the fee is fixed and determinable, collection of the fee is probable, and delivery of our product has occurred. For electronic transmissions, we consider our product to have been delivered when the access code to download the software from the Internet has been provided to the customer. Payments received in advance of revenue recognition are recorded as deferred revenue.

   Service revenues include product maintenance, consulting and training. Customers who license BusinessWare normally purchase maintenance contracts. These contracts provide unspecified software upgrades and technical support over a specified term, which is typically twelve months. Maintenance contracts are usually paid in advance, and revenues from these contracts are recognized ratably over the term of the contract. A majority of our customers use third-party system integrators to implement our products. Customers typically purchase additional consulting services from us to support their implementation activities. These consulting services are generally sold on a time and materials basis and recognized as the services are performed. We also offer training services which are sold on a per student basis and recognized as the classes are attended.

   We have received government grants to conduct research and development on emerging technologies. These grants permit us to be reimbursed for costs related to these activities. We recognize revenues from these grants as the research is performed and qualifying costs are incurred.

   We market our product through our direct sales force, and augment our marketing efforts through relationships with system integrators, value-added resellers and technology vendors. While our revenues to date have been derived primarily from accounts in the United States, we opened an office in the United Kingdom in June 1999 and plan to expand further into Europe and Asia. We opened an office in Japan in January 2000. During 1999, we recognized approximately 3% of our revenue from customers outside the United States. We believe international revenues will represent a more meaningful component of our total revenues as our operations grow. To date, we have not experienced significant seasonality of revenue. We expect that future results may be affected by the fiscal or quarterly budget cycle of our customers.

   A relatively small number of customers account for a significant portion of our total revenues. As a result, the loss or delay of individual orders can have a significant impact on our revenues. In 1998, sales to our ten largest customers accounted for 86% of total revenues. In 1998, revenues from Level 3, KPMG and NIST accounted for 30%, 12% and 10% of total revenues. In 1999, revenues from Sprint accounted for 11% of total revenues. We expect that revenues from a limited number of customers will continue to account for a large percentage of total revenues in future quarters. Our ability to attract new customers will depend on a variety of factors, including the reliability, security, scalability and cost-effectiveness of our products.

   We have a limited operating history that makes it difficult to predict future operating results. We believe our success requires expanding our customer base and continuing to enhance our BusinessWare products. We intend to continue to invest significantly in sales, marketing and research and development and expect to incur operating losses for at least the next eighteen months. Our operating expenses are relatively fixed and are based on anticipated revenue trends; a delay in the recognition of revenue from one or more license transactions could cause significant variations in operating results from quarter to quarter and could result in unforeseen losses. Fees from contracts that do not meet our revenue recognition policy requirements are recorded as deferred revenues. While a small portion of our revenues each quarter is recognized from deferred revenue, our quarterly performance will depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenue during the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. Our future operating results will depend on many factors, including the following:

  . size and timing of customer orders and product and service delivery;

  . level of demand for our professional services;

  . changes in the mix of our products and services;

  . actions taken by our competitors, including new product introductions and pricing changes;

  . costs of maintaining and expanding our operations;

  . timing of our development and release of new and enhanced products;

  . costs and timing of hiring qualified personnel;

  . success in maintaining and enhancing existing relationships and developing new relationships with system integrators;

  . technological changes in our markets, including changes in standards for computer and networking software and hardware;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  . delays in our ability to recognize revenue as a result of the decision by our customers to postpone software delivery;

  . customer budget cycles and changes in these budget cycles; and

  . costs related to acquisition of technologies or businesses.

   As a result of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely decline.

Results Of Operations

   The following tables set forth statement of operations data for each of the eight quarters ended December 31, 1999, as well as the percentage of our total revenues represented by each item. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. Our quarterly operating results are expected to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                          Mar. 31,   June 30,   Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                            1998       1998       1998       1998       1999       1999       1999       1999
                          --------   --------   ---------  --------   --------   --------   ---------  --------
                                                       (in thousands)
Statement of Operations
 Data:
Revenues:
  License...............  $   139    $   888     $ 1,643   $ 2,528    $ 3,487    $ 3,691     $ 5,209   $ 9,403
  Service...............      151        111         279     1,092      1,472      2,158       2,293     2,616
  Government grant......      371         54         121       250        250        450         333       179
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total revenues.......      661      1,053       2,043     3,870      5,209      6,299       7,835    12,198
                          -------    -------     -------   -------    -------    -------     -------   -------
Cost of revenues:
  License...............       --         --          --        --         62        122         101       122
  Service...............      122        198         540     1,249      1,294      1,360       1,528     1,921
  Government grant......      371         54         121       250        250        450         333       179
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total cost of
    revenues............      493        252         661     1,499      1,606      1,932       1,962     2,222
                          -------    -------     -------   -------    -------    -------     -------   -------
Gross profit............      168        801       1,382     2,371      3,603      4,367       5,873     9,976
                          -------    -------     -------   -------    -------    -------     -------   -------
Operating expenses:
  Sales and marketing...      701      1,653       1,585     2,633      2,889      3,890       5,089     8,141
  Research and
   development..........      717      1,346       1,369     1,362      1,961      1,922       2,981     3,872
  General and
   administrative.......      234        399         617       557        726        875         981     1,409
  Amortization of stock-
   based compensation...      123        215         412       674        867      1,085       1,411     1,162
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total operating
    expenses............    1,775      3,613       3,983     5,226      6,443      7,772      10,462    14,584
                          -------    -------     -------   -------    -------    -------     -------   -------
Loss from operations....   (1,607)    (2,812)     (2,601)   (2,855)    (2,840)    (3,405)     (4,589)   (4,608)
Interest and other
 income.................       91         69          56        90        129        105         331       771
                          -------    -------     -------   -------    -------    -------     -------   -------
Net loss................  $(1,516)   $(2,743)    $(2,545)  $(2,765)   $(2,711)   $(3,300)    $(4,258)  $(3,837)
                          =======    =======     =======   =======    =======    =======     =======   =======
As a Percentage of Total Revenues:
Revenues:
  License...............       21 %       84 %        80 %      65 %       67 %       59 %        67 %      77 %
  Service...............       23         11          14        28         28         34          29        22
  Government grant......       56          5           6         7          5          7           4         1
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total revenues.......      100        100         100       100        100        100         100       100
                          -------    -------     -------   -------    -------    -------     -------   -------
Cost of revenues:
  License...............       --         --          --        --          1          2           1         1
  Service...............       19         19          26        32         25         22          20        16
  Government grant......       56          5           6         7          5          7           4         1
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total cost of
    revenues............       75         24          32        39         31         31          25        18
                          -------    -------     -------   -------    -------    -------     -------   -------
Gross profit............       25         76          68        61         69         69          75        82
                          -------    -------     -------   -------    -------    -------     -------   -------
Operating expenses:
  Sales and marketing...      106        157          78        68         55         62          65        67
  Research and
   development..........      108        128          67        35         38         30          38        32
  General and
   administrative.......       35         38          31        15         14         14          12        11
  Amortization of stock-
   based compensation...       19         20          20        17         17         17          18         9
                          -------    -------     -------   -------    -------    -------     -------   -------
   Total operating
    expenses............      268        343         195       135        124        123         133       119
                          -------    -------     -------   -------    -------    -------     -------   -------
Loss from operations....     (243)      (267)       (128)      (74)       (55)       (54)        (58)      (37)
Interest and other
 income.................       14          7           3         3          3          2           4         6
                          -------    -------     -------   -------    -------    -------     -------   -------
Net loss................     (229)%     (260)%      (125)%     (71)%      (52)%      (52)%       (54)%     (31)%
                          =======    =======     =======   =======    =======    =======     =======   =======

Revenues

   License. License revenues increased from $955,000 in 1997 to $5.2 million in 1998. License revenues increased 319% over 1998 to $21.8 million in 1999. These increases were the result of the growth in the number of licenses to new customers and to higher average transaction size. Our average transaction size has increased due to larger deployments by our customers.

   Service. Service revenues increased from $1.4 million in 1997, to $1.6 million in 1998, and to $8.5 million in 1999. Prior to the introduction of our product in 1997, we partially funded our operations through the provision of custom design services. Throughout 1998, resources were redeployed from custom design services to product support services in support of the newly introduced product. This redeployment resulted in a volatile revenue stream and slower overall growth in service revenues in 1998, as illustrated by the drop in service related revenues in the second quarter of 1998. The substantial increase in service revenues began in the fourth quarter of 1998 due to the growth of maintenance, support and consulting revenues associated with license agreements signed in earlier periods. These service revenues continued to increase each quarter in 1999 as we supported a number of new deployments of our product.

   Government Grant. Government grant revenues were $1.3 million in 1997, $796,000 in 1998 and $1.2 million in 1999. Revenues vary from quarter to quarter based upon the extent to which our internal development resources are deployed to work on activities covered under the grants. In order to receive reimbursement we must conduct research in accordance with the terms of the grant. We do not expect to receive future government grant revenues other than from existing grants. For a further discussion of these grants, see "Business-- Government Grants".

Cost of Revenues

   License. Cost of license revenues were $407,000 in 1999. Cost of license revenues consists of royalty payments to third parties for technology incorporated in our product. We began incurring royalty payment obligations in the first quarter of 1999 due to the licensing to our customers of a product that incorporated third-party technology.

   Service. Cost of service revenues consists of salaries, facility costs, and payments to third-party consultants incurred in providing customer support, training and implementation services. Cost of service revenues were $338,000 in 1997, $2.1 million in 1998 and $6.1 million in 1999. As a percentage of our service revenues these costs represented 24% in 1997, 129% in 1998 and 71% in 1999. In the last three quarters of 1998, we hired additional service personnel in anticipation of supporting a larger customer base in future periods. This increased investment, combined with slower service revenue growth during the period, resulted in a substantial increase in the cost of services measured as a percentage of service revenues. Our cost of service revenues increased significantly in dollar amounts, beginning in the fourth quarter of 1998, due to our engagement of a third-party service provider to support our significantly increased activity. Our investment in additional service personnel, which allowed decreased use of third-party service providers, resulted in a positive gross margin in each of the four quarters of 1999. We expect that cost of service revenues will continue to increase in dollar amount as we continue to expand our customer support organization to meet anticipated customer demand.

   Government Grant. Under the terms of the government grants, we receive reimbursements only for costs incurred in connection with related research activities. The employees who work on the grant activities are members of our research and development team. Our work related to these grants varies from quarter to quarter depending on the priorities in the research and development organization. As eligible work is performed by the research and development team, the allowable costs are reclassified from research and development to cost of government grant revenues. Consistent with the grant provisions, these charged costs are exactly equal to the grant revenues recognized.

Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist of salaries, commissions, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased from $1.1 million in 1997, to $6.6 million in 1998, and to $20.0 million in 1999. Comparing first quarter 1998 with second quarter 1998, sales and marketing costs increased by $952,000. Of this increase $600,000 was attributable to the expansion of our direct sales force, and $280,000 was due to increased spending on promotional activities. The decrease in sales and marketing expenses of $68,000 from the second quarter to the third quarter of 1998 resulted from a $60,000 decrease in marketing personnel expenses due to the departure of several marketing employees and a $168,000 decrease in promotional spending, partially offset by a $170,000 increase in sales personnel expenses. The increase in sales and marketing expenses in dollar amount and as a percentage of total revenues for each quarter in 1999 resulted from hiring additional sales and marketing personnel. We expect that sales and marketing expenses will continue to increase in dollar amounts as we continue to expand our sales and marketing efforts, establish additional U.S. and international sales offices and increase promotional activities.

   Research and Development. Research and development expenses include costs associated with the development of new products, enhancements to existing products, and quality assurance activities. These costs consist primarily of employee salaries, benefits, and the cost of consulting resources that supplement the internal development team. We have not capitalized any software development costs and have expensed all of these costs as incurred. Research and development expenses increased from $841,000 in 1997, to $4.8 million in 1998, and to $10.7 million in 1999. The increase of $4.0 million for 1998 compared to 1997 was attributable to increases of $2.9 million in personnel expenses and $273,000 in consulting fees. In the third quarter of 1999, we hired additional research and development personnel resulting in a corresponding increase in expenses. Our total research and development expenses, which are calculated by combining research and development expenses with cost of government grant revenues, consistently increased on a quarterly basis. We anticipate that we will continue to devote substantial resources to research and development and that these expenses will continue to increase in dollar amounts.

   General and Administrative. General and administrative expenses consist of salaries for administrative, executive and finance personnel, recruiting costs, information systems costs, professional service fees and allowances for doubtful accounts. These expenses increased from $695,000 in 1997, to $1.8 million in 1998 and to $4.0 million in 1999. The increases from 1997 to 1998 were attributable to increases in personnel expenses, professional service fees and the allowance for doubtful accounts in response to the broadening of our customer base and increasing accounts receivable balances. The increases from 1998 to 1999 were attributable to increases in personnel expenses and professional service fees. We believe that our general and administrative expenses will continue to increase in dollar amounts as a result of our growing operations and the expenses associated with operating as a public company.

   Amortization of Stock-based Compensation. Amortization of stock-based compensation includes the amortization of unearned employee stock-based compensation and expenses for stock granted to consultants in exchange for services. Employee stock-based compensation expense is amortized over a five-year vesting period using the multiple option approach. In connection with the grant of some employee stock options, we recorded aggregate unearned stock-based compensation of $12.7 million through December 31, 1999. We amortized employee stock-based compensation expense of $1.4 million in 1998 and $4.5 million in 1999. We expect to record employee stock-based compensation expenses of approximately, $1.1 million for the quarter ending March 31, 2000, $943,000 for the quarter ending June 30, 2000, $754,000 for the quarter ending September 30, 2000, and $668,000 for the quarter ending December 31, 2000. We anticipate this expense to decrease consistently in future periods. Unearned compensation expense will be reduced for future periods to the extent that options are terminated prior to full vesting. We recorded expenses of $147,000 and $46,000 for the years ended December 31, 1998 and 1999, respectively, in connection with stock issued for services.

   Interest and Other Income. Interest and other income increased to $1.3 million in 1999 from $306,000 in 1998, and $75,000 in 1997. The increase was due to increased interest income and a gain on disposal of fixed assets in 1999.

Provision for Income Taxes

   Our deferred tax assets primarily consist of net operating loss carryforwards, nondeductible allowances and research and development tax credits. We have recorded a valuation allowance for the full amount of our net deferred tax assets, as the future realization of the tax benefit is not currently likely.

   As of December 31, 1999, we had net operating loss carryforwards for federal tax purposes of approximately $14.7 million and for state tax purposes of approximately $1.1 million. These federal and state tax loss carryforwards are available to reduce future taxable income and expire at various dates through fiscal 2013. Under the provisions of the Internal Revenue Code, some substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset taxable income.

Liquidity and Capital Resources

   We raised approximately $50.0 million in September 1999 from an initial public offering of 6,900,000 shares of our common stock, net of underwriting discounts, commissions and issuance costs. Prior to the offering we had financed our operations through private sales of common and preferred stock, with net proceeds of $27.7 million. As of December 31, 1999, we have $52.2 million in cash and cash equivalents and $54.2 million in working capital with no outstanding long-term debts.

   Net cash used in operating activities were $873,000 in 1997 and $6.8 million in 1998. Net cash generated from operating activities was $1.6 million in 1999. Net cash used to fund operating activities in each of these periods reflect net losses, offset in part by increases in deferred revenues. Our historical business practice is to provide payment terms that range from thirty to ninety days from the invoice date. Payment terms that exceed ninety days are not considered fixed and determinable and revenue is recognized as payments become due. Net cash used in investing activities was $431,000 in 1997, $947,000 in 1998 and $17.8 million in 1999. Investing activities consist primarily of purchases of computer hardware and software, office furniture and equipment and leasehold improvements. Net cash generated from financing activities was $10.0 million in 1997, $11.4 million in 1998 and $55.6 million in 1999. Net cash generated from financing activities consists primarily of net proceeds from the issuance of convertible preferred and common stock.

   In November 1999, we amended our Sunnyvale location lease to add an additional building. Lease payments under the amended agreement commenced in December 1999 and continue through 2007, resulting in aggregate lease expenses of approximately $1.0 million per quarter through 2004 and $400,000 from 2005 to 2007.

   We expect to experience a significant growth in our operating expenses for the forseeable future in order to execute our business plan. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents including the net proceeds from the initial public offering will be sufficient to meet our working capital and operating expense requirements for at least the next twelve months. Thereafter, we may require additional funds to support our working capital and operating expense requirements of for other purposes and may seek to raise these additional funds through public or private debt or equity financings. There can be no assurance that this additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders.

Recently Issued Accounting Pronouncement

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 was effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Data of FASB Statement No. 133" ("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

Qualitative and Quantitative Disclosures About Market Risk

   We are developing products in the United States and currently market our product in North America, Europe and Japan. As a result, our financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all sales are currently made in U.S. dollars, a strengthening of the dollar could make our product less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

Year 2000 Readiness

   The "Year 2000 issue" refers generally to the problems that some software may have in determining the correct century for the year. For example, software with date-sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results.

   We designed our product to be Year 2000 compliant when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or our product are Year 2000 compliant. However, we have not exhaustively tested our product for Year 2000 compliance. We continue to respond to customer questions about prior versions of our product on a case-by-case basis.

   We have defined Year 2000 compliant as the ability to:

  . Correctly handle date information needed for the December 31, 1999 to January 1, 2000 date change;

  . Function according to the product documentation provided for this date change, without changes in operation resulting from the advent of a new century, assuming correct configuration;

  . Respond to two-digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner;

  . Store and provide output of date information in ways that are unambiguous as to century if the date elements in interfaces and data storage specify the century; and

  . Recognize year 2000 as a leap year.

   We have assurances from our vendors that their licensed software is Year 2000 compliant. To date, we have received assurances from a subset of the vendors of our enterprise resource planning software, and technology support software as to their Year 2000 compliance. Despite testing by us and current and potential customers, and assurances from developers of product incorporated into our product, our product may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our product could result in delay or loss of revenues, diversion of development resources, damage to our reputation, increased service and warranty costs, or liability from our customers, any of which could seriously harm our business.

   As a specific example, older versions of Vitria's BusinessWare product were designed to work with Sun Microsystem's Java Developer Kit version 1.1.5. Sun Microsystems has announced that this version and earlier versions of the Java Developer Kit are not Year 2000 compliant. Vitria customers who are still using these older versions of the BusinessWare product are thus subject to Year 2000 operating risk due to this Java Developer Kit compliance problem. We have notified customers in order to migrate them to newer versions of the BusinessWare product which use Sun Microsystem's Java Developer Kit version
1.1.7. Sun Microsystems claims that version 1.1.7 is Year 2000 compliant. We have not made any representations to our customers concerning the Year 2000 readiness of this development kit. To the extent one or more of these customers fail to migrate to the newer Vitria BusinessWare product, these customers could potentially suffer operating difficulties in systems using Vitria's BusinessWare product. Vitria could be exposed to an indirect liability in this event.

   Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of these lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain whether or to what extent we may be affected by it. Congress has passed a law that is intended to limit liability for some failures to achieve Year 2000 compliance. There can be no assurance that this bill will provide us with any protection.

   We have completed an assessment of our material internal information and non-information technology systems, including both our own software products and third party software and hardware technology. To the extent that we are not able to test the technology provided by third party vendors, we are seeking assurances from these vendors that their systems are Year 2000 compliant. We are not currently aware of any material operational issues or costs associated with preparing our internal information technology and non-information technology systems for the Year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems. As of the date of this prospectus, there has been no material adverse effect on our business due to potential Year 2000 problems.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or future customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for or delay purchases of our product and services. As a result, our business could be seriously harmed.

   We have funded our Year 2000 plan from operating cash flows and have not separately accounted for these costs in the past. To date, these costs have not been material. We will incur additional costs related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. In addition, we may experience material problems and costs with Year 2000 compliance that could seriously harm our business, but as of the date of this prospectus, we have not experienced any material problems or costs.

   We do not have a contingency plan to address situations that may result if our critical operations are not Year 2000 ready, and we do not anticipate the need to do so. The cost of developing and implementing the plan may itself be material. Finally, we are also subject to external forces that might generally affect industry and commerce, including utility or transportation company Year 2000 compliance failure interruptions.

   Year 2000 issues affecting our business, if not adequately addressed by us, our third party vendors or suppliers or our customers, could have a number of "worst case" consequences. These include:

  . claims from our customers asserting liability, including liability for breach of warranties related to the failure of our product and services to function properly, and any resulting settlements or judgments; and

  . our inability to manage our own business.

                                    BUSINESS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause differences include, but are not limited to, those discussed in "Risk Factors."

   We are a leading provider of eBusiness infrastructure software. Our product, BusinessWare, provides the infrastructure which enables incompatible information technology systems to exchange information over corporate networks and the Internet. BusinessWare enables this exchange to take place automatically, without human intervention. This eliminates manual entry of information into multiple IT systems, and eliminates the need to manually exchange information with customers and business partners using phone, facsimile or mail. BusinessWare is designed to provide business managers with a software infrastructure that gives them complete control and visibility of their business operations, enabling them to reduce time to market, rapidly respond to change, and manage the growing complexity of business interactions with partners and customers.

   We have initially targeted the telecommunications, business services, manufacturing and financial services industries. To date, we have licensed BusinessWare to over 70 companies, including American Century, CableVision, Covad, Deutsche Bank, Duke Energy, FedEx, Fujitsu PC, Inacom, Level 3, NorthPoint Communications, Rhythms NetConnections, 3Com, WebLink Wireless and Verio. We intend to expand our position in our current markets and leverage this position to penetrate other markets. As part of our strategy to establish BusinessWare as the leading software infrastucture product for eBusiness, we have developed strong working relationships with leading system integrators, including Andersen Consulting, Deloitte Consulting and EDS. In addition, Vitria develops products targeted at specific industries and built on BusinessWare.

Industry Background

   The use of the Internet to conduct business, often referred to as "eBusiness," is fundamentally changing business-to-business, business-to-consumer and business-to-employee interactions. Many companies are exploring innovative business models to capitalize on this eBusiness opportunity. These eBusiness participants include established companies transitioning to new Internet-enabled business models, new companies formed specifically to deliver products and services over the Internet, and providers of Internet hardware and software, including networking and telecommunications companies. These companies operate in an environment characterized by rapid change and increasingly complex business interactions with partners and customers. The business processes that define these complex interactions often span an "extended enterprise" that links companies with an Internet-enabled network of partners and customers.

   To compete in this new environment, companies must conduct business in "real-time" by communicating instantly with customers and partners over the Internet, using a clearly defined set of business processes that can be continuously analyzed and rapidly changed. From order fulfillment to customer service, the benefits of automating business processes across the extended enterprise are significant. For example, telecommunications service providers that automate the transmission of customer orders between themselves and local network providers can reduce service activation times, resulting in increased customer satisfaction. Similarly, companies that allow their customers to place and track their orders using applications accessible via the Internet can increase revenue opportunities while reducing order management and customer service costs.

   Deploying software solutions that deliver these business benefits is a significant challenge. Companies need to define and manage the business processes that implement these solutions. Once defined, these business processes must be tied into the underlying information technology, or IT, systems that support them so that information can flow smoothly from the first step of the process to the last. Business processes must often coordinate the flow of information between several IT systems which operate separately. These systems may utilize packaged software applications or custom software applications developed by a company for internal use. These stand-alone systems add additional complexity to the effort because they typically are not designed to work with each other.

   The following diagram illustrates the complexity of conducting business over the Internet. The diagram depicts the order fulfillment process for a company that allows customers to place orders directly, using a Web-based order entry system application, and outsources its inventory management and shipping processes to a distribution partner. The diagram shows how each step in the order fulfillment process directs the flow of information across internal and external IT systems, and how these systems must be integrated to smoothly process the customer order from initial placement to final product delivery and customer billing.


[Graphic shows the flow of an order from a customer to a Web browser to an order entry system to an order fulfillment system to an inventory management system to a billing system.]

   We believe companies must address the following requirements in order to capitalize on the eBusiness opportunity:

  . define, manage and automate their business processes;

  . exchange business information between a company and its partners and customers in a secure and reliable fashion using Internet standards;

  . integrate the internal and external IT systems that implement business process steps; and

  . gather and analyze, in real time, key business and process information, and use the results to automatically change business processes.

   Current software products generally focus on just one or two of these requirements. For example, enterprise application integration, or EAI, vendors focus on integrating IT systems. Messaging software vendors focus on inter-application communications. In particular, EAI products suffer from the following limitations:

   Weak Process Automation and Real-Time Analysis Functionality. EAI products address the application integration aspect of an eBusiness infrastructure. However, they do not generally provide the functionality to manage and automate the business processes that define eBusiness solutions. In addition, EAI products typically support analysis of business and process information that is done only after the process is complete, as compared to "real-time" analysis that occurs concurrently with the process.

   Require Extensive IT Involvement. EAI products generally require multiple custom software programs to define and implement business processes. As a result, the design, implementation and modification of business processes require extensive involvement by IT personnel. This makes it is difficult for business managers to manage their business processes.

   Lack of Support for Internet Standards. Ideally, companies need to seamlessly exchange information between their corporate networks and the Internet. EAI products typically do not use Internet standards, for example XML and HTTP, to describe and exchange information between IT systems. This makes it difficult for companies to deploy eBusiness solutions that link them with their partners and customers over the Internet.

   Limited Scalability. EAI products are typically built on "hub-and-spoke" architectures that are designed for single site deployment. Generally, solutions based on these architectures can neither be incrementally expanded, or scaled, to support high transaction volumes nor distributed across multiple locations without incurring significant administrative overhead.

   We believe that there is a significant market opportunity for an infrastructure software product that addresses these limitations and enables companies to rapidly capitalize on the eBusiness opportunity. We believe that the market will grow from $313 million in 1998 to more than $5 billion by 2003.

Vitria Solution

   Vitria is a leading provider of eBusiness infrastructure software. BusinessWare enables companies to automate business processes across the extended enterprise and integrates the underlying IT systems that must work together to support these processes.

   BusinessWare combines in a single solution the four elements that we believe are essential for eBusiness infrastructure software:

  (1) Business Process Automation--Empowers business users to define, manage and automate business processes through a graphical modeling environment;

  (2) Internet-Based Communications--Exchanges business information between a company and its partners and customers in a secure and reliable fashion using Internet standards;

  (3) Application Integration--Integrates the internal and external IT systems that implement business process steps across the extended enterprise; and

  (4) Real-Time Analysis--Gathers key business and process information in real time, analyzes the data in real time, and selectively uses the results to automatically change business processes.

   Once customers use BusinessWare to define their business process models and integrate the underlying IT systems, BusinessWare automatically controls the flow of information across the IT systems as specified by the process models. BusinessWare continuously analyzes the customer's business processes and can automatically change the processes in response to this analysis. This capability allows companies to transform the information flowing through their IT systems into "actionable intelligence" that enables business managers to optimize their business operations.

   BusinessWare allows customers to solve their eBusiness problems using graphical models rather than developing custom programs. Rather than writing software programs, business managers can create visual diagrams of business processes, called "process models," using a point-and-click user interface. BusinessWare then translates these process models into software programs that automate the flow of information across a company's underlying IT systems. Our graphical process models are "directly executable," which means that they can be deployed immediately, without programming by IT personnel.

   We believe that BusinessWare provides the following benefits to customers:

   Easy for Business Managers to Use. The combination of our graphical process modeling and automation functionality with our robust application integration foundation, allows customers to focus on the business objectives of eBusiness rather than the mechanics of solution implementation.

   Reduces Time to Market. We enable customers to reduce their time to market by allowing them to graphically define and automate new business processes to support the delivery of new products and services.

   Leverages IT Investment. We help companies to preserve and leverage the substantial IT investment they have made by allowing them to assemble eBusiness solutions using their existing IT systems.

   Allows Rapid Response to Change. We enable customers to graphically model their existing business processes, and then continuously refine and optimize them as business conditions change over time. To change a business process, managers simply change the associated graphical model.

   Provides a Comprehensive Solution. BusinessWare combines the four elements of an eBusiness infrastructure software product in a single comprehensive solution. This eliminates the need for our customers to purchase and integrate separate solution components from multiple vendors.

   Scales to Support High Transaction Volumes and Distributed Deployment. Our product features an architecture that uses the same distributed processing principles as those used on the Web. Unlike alternative "hub-and-spoke" architectures that are optimized for single site deployment, our "federated" architecture allows customers to incrementally add servers to support increasing loads, without adding administrative complexity.

   Enables Mission-Critical Deployments. The importance of our customers' eBusiness initiatives demand that our software meets high standards for performance, security and reliability. BusinessWare has been designed for superior performance to accommodate the high transaction volumes enabled by the Internet. In addition, our solution was designed to ensure secure communication of business information across the extended enterprise using rigorous authentication and data encryption technologies. BusinessWare provides high availability through multiple server redundancy and automatic failover to backup systems.

Strategy

   Our objective is to establish BusinessWare as the leading infrastructure software product for real-time eBusiness. Key elements of our strategy to achieve this objective include:

   Leverage and Expand Strategic Alliances. We intend to leverage our relationships with leading system integrators, including Andersen Consulting, Deloitte Consulting and EDS, to extend our reach and provide comprehensive solutions to our customers. System integrators help our customers deploy and install our product. We have established a group to focus exclusively on strengthening and expanding these relationships. We believe these firm's relationships with the most senior levels of management facilitate access to strategic projects which often generate large commitments from our customers and can reduce the length of our sales cycles. In addition, we believe the software deployment expertise and industry knowledge of system integrators shortens the implementation time of our product and helps us to secure add-on business.

   Develop Market-Focused Solutions. We are developing packaged eBusiness solutions built on BusinessWare which capture and automate business processes used widely in specific industries. We intend to leverage the industry expertise of our system integrator partners and our customers to rapidly build these market-focused solutions. We believe customers and partners will derive significant time-to-market benefits and reduce their implementation and maintenance costs by deploying these out-of-the-box business solutions. This strategy also provides us with additional revenue opportunities while reducing our internal development costs.

   Expand Product and Technology Leadership. We have established an infrastructure software product that combines business process automation, Internet-based communications, application integration, and real-time analysis in a single unified environment. We intend to continue to introduce innovative products which enable our customers to rapidly deploy complex business solutions and extend their enterprise easily and cost-effectively. We also intend to extend our technological leadership by continuing to invest significantly in research and development. We have assembled a team of prominent developers and engineers with expertise in Internet communication protocols, messaging technologies, and enterprise software and have established a corporate culture which fosters continuous product innovation. In addition, by promoting and embracing emerging Internet standards, we intend to facilitate the broad acceptance of our product.

   Target Fast-Growing Vertical Markets. To date, we have targeted the telecommunications, business services, manufacturing and financial services industries. These markets are characterized by high rates of growth, dynamic business processes and rapid adoption of eBusiness solutions. We intend to expand our position in these markets and leverage this position to target other markets.

   Extend Relationships with Customers. The strategic importance of BusinessWare to our customers allows us to develop relationships with their senior decision makers. This visibility to senior management and a focused implementation approach facilitate the rapid adoption and deployment of BusinessWare throughout the organization. We intend to leverage these relationships as we introduce new products and services. Additionally, because BusinessWare is used by companies to automate and manage their interactions across their extended enterprise, we are introduced to opportunities with our customers' business partners.

Products

   BusinessWare is an eBusiness infrastructure software product designed to provide customers with a comprehensive infrastructure for rapidly capitalizing on the eBusiness opportunity. The BusinessWare product is illustrated and summarized below:

                             [GRAPHIC APPEARS HERE]

[Graphic: Depicts the components of the Vitria product including the following:

  .BusinessWare Modeler
  .BusinessWare Administrator
  .BusinessWare Server
  .BusinessWare Automator
  .BusinessWare Analyzer
  .BusinessWare Communicator
  .BusinessWare Connectors and Transformers
  .BusinessWare Common Services
  .Customer's IT systems]

   BusinessWare Modeler. The Modeler is BusinessWare's process modeling component. Business managers use the Modeler to create graphical models of their business processes using a point-and-click interface. These process models provide an intuitive visual representation of interdependent processing steps. Users can add business rules to each processing step to provide additional modeling flexibility. Once specified and saved in the BusinessWare Repository, process models can be directly executed by the BusinessWare Automator. The Modeler supports advanced modeling constructs that allow users to define and manage complex, real-world business processes. The Modeler supports Unified Modeling Language, the industry standard for business process modeling and automation.

   BusinessWare Server. The BusinessWare Server provides the host environment for five functional components: Automator, Analyzer, Communicator, Connector and Transformer. The BusinessWare Server is designed to provide a set of common services that are shared by each of these components:

  . Security: provides rigorous support for authentication, data encryption and access control.

  . Transaction management: ensures the integrity of business processes and related updates to underlying IT systems.

  . Persistence: provides automatic recovery in the event of system or network failures.

  . Repository: stores and manages all BusinessWare metadata, such as process models.

   BusinessWare Automator. Automator is BusinessWare's process automation component. It executes the business process models defined by users in the Modeler and stored in the BusinessWare Repository. Automator automates business processes by coordinating the flow of information among the underlying IT systems.

   BusinessWare Analyzer. Analyzer selectively gathers and analyzes business and process information throughout the extended enterprise. Analyzer provides business managers rapid access to key statistics, such as the number of on-time shipments, which they use to manage their business. Analyzer also helps companies to rapidly identify processing bottlenecks, thus providing them with the information they need to support their continuous process improvement efforts. Analyzer's results can be automatically fed back into Automator to change business processes in real time.

   BusinessWare Communicator. Communicator provides the communications backbone that ties together all of the BusinessWare components and the IT systems that they integrate. Communicator provides fast and secure information delivery and allows the customer to choose between multiple quality of service options such as guaranteed delivery or best effort. Communicator supports Internet standards, including HTTP and XML. Communicator is designed to interoperate with third-party messaging products.

   BusinessWare Connectors and Transformers. Connectors and Transformers together provide BusinessWare's application integration functionality, enabling heterogeneous IT systems to exchange information.

  . Connectors translate business information to Internet standards, such as XML. We provide off-the-shelf Connectors for a number of popular packaged applications, messaging systems and databases. We also provide a toolkit that enables customers to rapidly develop Connectors for custom or legacy systems.

  . Transformers map data structures from one IT system to another. In addition to our own transformation components, customers have the option to augment their BusinessWare solution with transformation products from third parties.

   BusinessWare Administrator. Administrator is BusinessWare's graphical systems management and monitoring component. Administrator allows systems administrators to perform local and remote administration from any BusinessWare server.

Customers

   We have initially targeted the telecommunications, business services, manufacturing and financial services industries. As of December 31, 1999, over 70 customers had licensed BusinessWare, including the following representative list of current customers who have purchased $250,000 or more of licenses and related services:

       A.B. Watley, Inc.                    Inacom Corporation
       Advanced Radio Telecom Corp.         KPMG LLP
       Allied Riser Communications
       Corporations                         Level 3 Communications, Inc.
       American Century Services            MVX.com
       Corporation
       @Link Network, Inc.                  NET-tel Corporation
       CableVision Systems Corporation      NextLink Communications, Inc.
       Citizens Telecom Services Company,
       LLC                                  NorthPoint Communications, Inc.
       Covad Communications Company         PSI.Net, Inc.
       Deutsche Bank AG                     Rhythms NetConnections Inc.
       Digital Microwave Corporation        Southern California Edison
       Duke Energy Corporation              Telstra Corporation Ltd
       Federal Express Corporation          3Com Corporation
       FirstWorld Communications, Inc.      2-Wire, Inc.
       Fujitsu PC Corporation               WebLink Wireless, Inc.
       Hewitt Associates LLC                Verio, Inc.
       ICG Communications, Inc.

Technology

   We have assembled a team of software engineers with expertise in distributed computing, model-driven business process automation, and real-time query processing. Our founders, Dr. JoMei Chang and Dr. M. Dale Skeen, have established reputations as technology innovators. Dr. Chang is the principal patent author for one of the first "reliable multicast" protocols. Multicast protocols reduce traffic congestion over the Internet. Dr. Skeen is the principal author of multiple patents for "publish-and-subscribe" communication, which is the preferred communication method for enterprise application integration. Publish-and-subscribe is a communication method that allows IT systems to exchange information anonymously. Following an open competition, the National Institute of Standards and Technology's Advanced Technology Program awarded us three prestigious, multi-million dollar research grants to address complex business integration and supply chain management problems. For a description of these awards, see "Government Grants."

   Model-Driven Business Process Automation. We have pioneered and commercialized the concept of direct manipulation and execution of business processes through graphical models. This powerful concept combines visual process modeling with business rules to express and automate complex business scenarios using terminology and concepts familiar to business users. Advanced modeling functions, including nested and concurrent processes, are designed to provide users with the sophisticated modeling power they need to express the real-world complexity of today's business operations. In addition, our product allows companies to define business processes that can automatically select alternate processing steps based on current business conditions.

   Real-Time Analysis. We have pioneered and commercialized the concept of a general purpose real-time query tool. This tool allows users to define queries that continuously monitor and analyze, in real time, information flowing across their business processes and IT systems. Real-time query processing is fundamentally different from more traditional query processing. Whereas traditional query processing optimizes the one-time, bulk evaluation of a single query across a large number of records, Vitria's technology is designed to optimize the incremental evaluation of a single new message against a large number of outstanding queries. Since it is possible to have thousands of real-time queries concurrently active, we have developed patent-pending algorithms for optimizing the processing of a large number of concurrent queries.

   Vitria has also pioneered technology to perform complex real-time queries that join two or more real-time information streams together, or that join a real-time information stream to information stored in a database.

This capability significantly increases the power of real-time querying. We have developed patent-pending algorithms to execute and optimize these complex, real-time queries.

   Scalability and Reliability. BusinessWare implements an architecture and a naming scheme modeled after that used by the Web. This architecture partitions workload among an unlimited number of servers and supports incremental expansion, as needed. Additional servers can be added in a manner that is transparent to end users and system administrators, resulting in scalability to high orders of magnitude without unnecessary administrative overhead. BusinessWare is also designed to support the caching and replication of information across multiple servers to provide faster information access and robust failover and recovery support in the event of system or network failures. BusinessWare supports the option to use a reliable multicast protocol that is built on top of the Internet-based IP multicast protocol. Multicast protocols provide a particularly efficient method for disseminating real-time information to a large number of users. The combination of our architecture, extensive use of duplicated information stored in multiple locations, and support for multicast protocols is designed to enable our solutions to communicate business information across the extended enterprise with little latency, and high scalability and reliability.

   Security. Security is essential for business-critical applications operating over extranets and the Internet. BusinessWare provides a security framework based on the widely accepted Secure Socket Layers, or SSL, standard. Our security framework supports unique "digital signatures" for each user, as well as multiple means of verifying a user's identity and encrypting computer data. The framework is designed to be easily extended to support additional user verification and encryption services. All BusinessWare components provide discretionary authorization of users through the use of a list of authorized users of the IT system. In addition, BusinessWare can support multiple security domains and provide secure communication between domains. Security domains allow the selective and secure sharing of information among business partners, while allowing each partner to retain control over their own security policies.

Sales and Marketing

   We license our product and sell services primarily through our direct sales organization, complemented by the selling and support efforts of our system integrators and other strategic partners. As of December 31, 1999, our sales force consisted of 98 sales professionals and technical sales engineers located in sixteen domestic locations and offices in the United Kingdom and Japan. We have sales offices in the greater metropolitan areas of Atlanta, Austin, Boca Raton, Boston, Burbank, Chicago, Cincinnati, Dallas, Denver, Houston, Irvine, Minneapolis, New York City (two offices), San Jose, St. Louis, Washington D.C., London, England and Tokyo, Japan. System engineers who provide pre-sales support to potential customers on product information and deployment capabilities complement our direct sales professionals. We plan to significantly expand the size of our direct sales organization and to establish additional sales offices domestically and internationally.

   Our sales process requires that we work closely with targeted customers to identify short-term technical needs and long-term goals. Our sales team, which includes both sales and technical professionals, then works with the customer to develop a proposal to address these needs. In many cases, we collaborate with our customers' senior management team, including the chief executive officer, chief information officer and chief financial officer, to develop mission-critical applications. The level of customer analysis and financial commitment required for many of our product implementations has caused our sales cycle to range from two to nine months.

   We focus our marketing efforts on educating potential customers, generating new sales opportunities, and creating awareness of our product and their applications. We conduct a variety of marketing programs to educate our target market, including seminars, trade shows, direct mail campaigns, press relations, and industry analyst programs.

Strategic Relationships

   To enhance the productivity of our sales and service organizations, we have established relationships with system integrators, value-added resellers and complementary technology vendors.

   System Integrators. We have established strategic relationships with a number of leading system integrators including Andersen Consulting, Deloitte Consulting and EDS. Many of our system integrators have deep relationships across a broad range of enterprise customers and our relationships with these system integrators often enable us to reach key decision makers within these enterprises more quickly, thus reducing sales cycles. Working with system integrators enables us to leverage our service organization and shorten solution implementation time. In addition, by leveraging our partners' domain expertise, we can more effectively and rapidly build custom templates which codify business process solutions for vertical markets.

   Value-Added Resellers. We also market BusinessWare through value-added resellers or "VARs." VARs enable us to seed the market with specific pre-packaged solutions built on the BusinessWare platform. Many of these VARs specialize in providing solutions to particular industries including telecommunications and financial services. We intend to leverage our VARs' industry expertise to deliver solutions that accelerate our penetration in key markets.

   Complementary Technology Vendors. We also work with leading application software, database and hardware vendors to ensure compatibility of BusinessWare with their software and hardware. We have relationships with leading companies including Clarify, Inc., Hewlett-Packard Company, IBM, Informix Corp., Microsoft Corporation, Oracle Corp., Portal Software, Inc., Siebel Systems, Inc., Sun Microsystems Inc., Sybase Inc. and The Vantive Corporation.

Service and Support

   The primary function of our professional services organization is to facilitate the implementation of our product by system integrators. We provide services directly to our customers and to system integrators for BusinessWare project planning, implementation and performance. Our professional services organization works closely with system integrators to train their personnel in the design and implementation of our product.

   Customer support is available by telephone and over the Internet seven days a week, 24 hours a day. Our education services group delivers education and product training to our customers and strategic partners, concerning the design of business solutions using BusinessWare, as well as the technical aspects of deployment, use and maintenance. Our professional service and customer support organizations consisted of 57 employees as of December 31, 1999.

Research and Development

   As of December 31, 1999, our engineering group consisted of 92 employees, divided into the following groups:

   Product Development. Our product development teams are organized around components of BusinessWare. Each component is developed independently in order to speed design and testing. Development of the customer interface is centralized, with the goal of creating a consistent and unified product look and feel.

   Advanced Research. Our advanced research group works independently from our product development teams to research and develop advanced architectures and technologies. This group also closely monitors developments in industry standards related to eBusiness, Internet technologies, operating systems, networks and software applications.

   Quality Assurance and Platform Support. This group designs and manages a process designed to identify and prevent software defects throughout the development cycle.

   Documentation. This group is responsible for creating and maintaining customer and system integrator documentation for our products.

   Research and development expenses, together with expenditures under NIST grants, were $1.4 million in 1996, $2.1 million in 1997, $5.6 million in 1998 and $11.9 million in 1999.

Government Grants

   We have received three governmental research grants that have funded, and continue to fund, portions of our research and development. We were awarded our first grant in January 1996 by the National Institute of Standards and Technology, commonly referred to as NIST, under its advanced technology program. This NIST program is a partnership between government and private industry to encourage commercially promising, but highly challenging research. We used this grant to fund research and development of model-driven technologies for integrating IT systems. We received an additional grant from NIST in October 1997 to conduct further research and development into these technologies. Under the terms of these grants, we retain all intellectual property rights to all research results except that the federal government has a non-exclusive, non-transferable, paid-up license to any patents arising from this research. In addition, the NIST grants require us to commercially license the research results. We are fulfilling this obligation by incorporating our results into our BusinessWare software products.

   Our third grant was awarded to us as a member of the Extended Enterprise Coalition for Integrated Collaborative Manufacturing Systems, also known as EECOMS. EECOMS is a consortium of vendors, customers and providers of enabling technologies, whose goal is to develop new frameworks to improve supply chain logistics, product delivery to customers, product inventories and the competitive ability of U.S. manufacturers in the global marketplace. We were awarded this grant in January 1998 and the grant is scheduled to conclude in December 2000. Funds under this grant have been used to develop supply chain scenarios for the extended enterprise. Research results from this grant are jointly owned by EECOMS and the federal government is granted a non-exclusive license to these research results and related intellectual property rights. We have not used these funds for technology development.

Competition

   The market for our product is competitive, evolving and subject to rapid technological change. The intensity of competition is expected to increase in the future. We believe that eBusiness infrastructure software must address four requirements: (1) business process automation, (2) Internet-based communications, (3) application integration, and (4) real-time analysis. We believe BusinessWare's ability to address all four requirements is an important differentiating factor. Most competitive products focus on either application integration or communications. Enterprise application integration software from companies such as Active Software, Inc., CrossWorlds Software, Inc. and New Era of Networks, Inc. focuses on integrating IT systems. Messaging software from companies such as IBM and Tibco Software Inc. focuses on inter-application communications. Customers could extend any of these products to support business process automation by writing custom programs. However, we believe that none of our competitors' products offer model driven business process automation or real-time analysis. With model driven business process automation, business users can define and manage their business processes using visual representations created using a graphical user interface. In the future, these companies may expand the breadth of their product offerings, including business process automation and real-time analysis. In this event, we could face greater competition and our business could be seriously harmed. In addition, "in house" information technology departments of potential customers have developed or may develop systems that substitute for some or all of the functionality of our BusinessWare product. We expect that internally developed application integration and process automation efforts will continue to be a principal source of competition for the foreseeable future. We may in the future also encounter competition from major enterprise software developers including Oracle Corporation, PeopleSoft, Inc., SAP AG, and Microsoft Corporation.

   We believe that the principal competitive factors in our market include:

  . the breadth and depth of solutions;

  . product quality and performance;

  . ability of products to operate with multiple software applications;

  . ability to implement solutions;

  . customer service;

  . relationship with system integrators;

  . establishment of a significant base of reference customers;

  . strength of core technology; and

  . product price.

   Although we believe that our solutions compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater resources.

Intellectual Property and Other Property Rights

   Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws to accomplish these goals.

   We license BusinessWare pursuant to non-exclusive license agreements which impose restrictions on customers' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, including but not limited to, requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

   We have four U.S. patent applications pending. It is possible that the patents that we have applied for, if issued, or our potential future patents may be successfully challenged or that no patent will be issued from our patent application. It is also possible that we may not develop proprietary products or technologies that are patentable, that any patent issued to us may not provide us with any competitive advantages, or that the patents of others will seriously harm our ability to do business.

   Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our product or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the unauthorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.

   It is also possible that third parties will claim that we have infringed their current or future products. We expect that eBusiness developers will increasingly be subject to infringement claims as the number of products in different industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment, cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us was successful and we could not obtain a license on acceptable terms or license a substitute technology or redesign to avoid infringement, our business would be harmed.

Employees

   As of December 31, 1999, we had a total of 290 employees, including 92 in research and development, 109 in sales and marketing, 57 in customer support, professional services and training, and 32 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

Facilities

   Our principal sales, marketing, research and development and administrative offices are currently located in approximately 108,000 square feet in Sunnyvale, California. Our leases will expire in August 2003 and October 2007.

                                  MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors and information about them as of December 31, 1999 are as follows:

 Name                          Age Position
 ----                          --- --------
 JoMei Chang, Ph.D. .......... 47  President, Chief Executive Officer and
                                   Director

 M. Dale Skeen, Ph.D. ........ 45  Chief Technology Officer and Director

 Jay W. Shiveley, III......... 43  Senior Vice President, Worldwide Sales

 Aleksander E. Osadzinski..... 41  Vice President, Marketing

 Paul R. Auvil, III........... 36  Vice President, Finance, Chief Financial
                                   Officer and Secretary

 Frank Yu..................... 35  Vice President, Engineering
 Robert M. Halperin (1)(2).... 71  Director

 John L. Walecka (1).......... 40  Director

 William H. Younger, Jr. (2).. 50  Director

--------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   JoMei Chang, Ph.D., co-founded Vitria in 1994 and has been our President, Chief Executive Officer and a Director since Vitria's inception. Prior to founding Vitria, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies from 1986 to 1994 at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986 she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

   M. Dale Skeen, Ph.D., co-founded Vitria in 1994 and has been our Chief Technology Officer and a Director since Vitria's inception. Prior to founding Vitria, Dr. Skeen worked at TIBCO where he served as Chief Scientist from 1986 to 1994. Dr. Skeen was a research scientist at IBM's Almaden Research Center from 1984 to 1986. Dr. Skeen was on the faculty at Cornell University from 1981 to 1984. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

   Jay W. Shiveley, III, has been our Senior Vice President, Worldwide Sales since 1997. He was Senior Vice President of Operations of Forte Software, Inc., a software company, from 1991 to 1997. From 1984 to 1991, he worked at Oracle Corporation and was a principal at Lawson Associates, a financial software company, from 1981 to 1984. Mr. Shiveley holds a B.S. in Finance and Accounting from Mankato State University.

   Aleksander E. Osadzinski, has been our Vice President, Marketing since 1998. From 1996 to 1998 he was Vice President of Sales and Marketing at Be, Inc., a company specializing in computer operating systems. From 1994 to 1996, Mr. Osadzinski held a number of management positions at Grass Valley Group, a producer of digital video production equipment, most recently as General Manager of the Telecommunications Unit. Mr. Osadzinski has also held a number of management positions in both the United States and Europe at Sun Microsystems, including Vice President, Markets and Product Strategy from 1986 to 1994. Mr. Osadzinski attended Dulwich College and Bristol University in the United Kingdom.

   Paul R. Auvil, III, has been our Vice President, Finance and Chief Financial Officer since 1998, and Secretary since 1999. From 1997 to 1998, he served as Vice President and General Manager of the Internet Products Division of VLSI Technology Inc., a semiconductor company, and as its General Manager, PC Products Strategic Business Unit from 1996 to 1997. Mr. Auvil also held various other positions at VLSI, including European Controller in 1992 and Director of Financial Planning from 1993 to 1995. Mr. Auvil holds a Bachelor of Engineering from Dartmouth College and Master of Management from the Kellogg Graduate School of Management at Northwestern University.

   Frank Yu, has been our Vice President, Engineering since August 1999. From 1996 to 1999, he served as Vice President, Research and Development of Walker Interactive Systems, Inc., a financial software company, and from 1998 to 1999 he also served as the General Manager of the Analytical Solutions Business Unit of Walker Interactive Systems, Inc. Mr. Yu also held positions as Chief Architect and other senior technical positions for various product divisions of Cadence Design Systems, Inc. from 1990 to 1996. Mr. Yu holds a B.S. in Computer and Information Sciences from the University of California, Santa Cruz.

   Robert M. Halperin, has been a Director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the Board of Raychem Corporation, a materials science company, from 1990 to 1994, and previous to that served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, theGlobe.com, an online community website operator, as well as several privately-held companies. In addition, Mr. Halperin serves on the Board of Directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Health Services and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

   John L. Walecka, has been a Director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate there since 1984. Mr. Walecka is also a director of Rhythms NetConnections, Inc., a provider of high speed internet access. He holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

   William H. Younger, Jr., has been a Director since 1997. Mr. Younger is a managing director and a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger currently serves as a director of several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

   JoMei Chang, Ph.D. our President, Chief Executive Officer and a Director and
M. Dale Skeen, Ph.D., our Chief Technology Officer and a Director, are married to each other. There are no other family relationships between any of our directors or executive officers.

Board Committees

   Audit committee. Our audit committee currently consists of Messrs. Halperin and Walecka. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Compensation committee. Our compensation committee currently consists of Messrs. Younger and Halperin. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

   Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. In August 1999, Messrs. Halperin, Walecka and Younger, directors of

Vitria, were each granted an option to purchase 40,000 shares of Common Stock at an exercise price of $5.00 per share. Each option was granted under the 1999 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Messrs. Younger and Halperin serve as members of the compensation committee. Individuals and investment entities affiliated with Messrs. Younger and Halperin have purchased shares of common stock and preferred stock. See "Certain Transactions."

Board Composition

   We have authorized five directors. In accordance with the terms of our certificate of incorporation, the terms of office of the board of directors are divided into three classes. As a result, a portion of our board of directors are elected each year. The division of the three classes and their respective election dates are as follows:

  . the class I directors' term will expire at the annual meeting of stockholders to be held in 2000;

  . the class II directors' term will expire at the annual meeting of stockholders to be held in 2001; and

  . the class III director's term will expire at the annual meeting of stockholders to be held in 2002.

   Our class I directors are Dr. Skeen and Mr. Younger. Our class II directors are Messrs. Halperin and Walecka. Our class III director is Dr. Chang. At each annual meeting of stockholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Vitria.

Executive Compensation

   The following table sets forth summary information concerning the compensation paid to our Chief Executive Officer and four most highly compensated executive officers during the years ended December 31, 1998 and December 31, 1999.

                           Summary Compensation Table

                                  Annual Compensation
                                ------------------------
                                                         Number of
                                                         Securities
                                Fiscal                   Underlying    Other
Name and Principal Position      Year   Salary   Bonus    Options   Compensation
---------------------------     ------ -------- -------- ---------- ------------
JoMei Chang, Ph.D.(1).........   1999  $225,338 $ 75,000  850,000        --
 President and Chief Executive
 Officer                         1998   175,000   75,000       --        --

M. Dale Skeen, Ph.D.(2).......   1999   200,272   60,000  750,000        --
 Chief Technology Officer        1998   150,000   60,000       --        --

Jay W. Shiveley, III..........   1999   150,147  240,000  100,000        --
 Senior Vice President,
 Worldwide Sales                 1998   140,000  210,000  300,000        --

Aleksander E. Osadzinski (3)..   1999   185,219    5,400   70,000        --
 Vice President, Marketing       1998    39,965       --  600,000        --

Paul R. Auvil, III (4)........   1999   185,960   37,500  100,000        --
 Vice President, Finance,
 Chief Financial                 1998   130,517   33,781  500,000        --
 Officer and Secretary

---------------------
(1) Dr. Chang's 1999 salary figure includes $90,000 in non-qualified deferred compensation. Dr. Chang's 1998 salary figure includes $9,798 in non-qualified deferred compensation.

(2) Dr. Skeen's 1999 salary figure includes $80,109 in non-qualified deferred compensation. Dr. Skeen's 1998 salary figure includes $8,592 in non-qualified deferred compensation.
(3) Mr. Osadzinski joined our company in October 1998. His annualized 1998 salary was $185,000.
(4) Mr. Auvil joined our company in April 1998. His annualized 1998 salary was $160,000. Mr. Auvil's 1998 salary figure includes a $4,302 payment for reimbursement of relocation expenses.

 Option Grants in Fiscal Year 1999

   The following table sets forth each grant of stock options during the fiscal year ended December 31, 1999, to each of the individuals listed on the previous table.

   The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

   The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

  . multiplying the number of shares of common stock subject to a given option by the initial public offering price of $8.00 per share.

  . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

  . subtracting from that result the aggregate option exercise price.

   The shares listed in the following table under "Number of Securities Underlying Options Granted" are subject to vesting. Upon completion of 12 months of service from the vesting start date, 20% of the option shares vest and the balance vest in a series of equal monthly installments over the next four years of service. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. See "Employee Stock Plans" for a description of the material terms of these options.

   Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year" are based on an aggregate of 6,545,200 options granted to employees of Vitria under our stock option plans during the fiscal year ended December 31, 1999.

                                                                       Potential Realizable Value at
                         Number of   Percent of                                Assumed Annual
                         Securities Total Options                           Rates of Stock Price
                         Underlying  Granted to   Exercise              Appreciation for Option Term
                          Options   Employees in  Price Per Expiration ------------------------------
Name                      Granted    Fiscal 1999    Share      Date          5%             10%
----                     ---------- ------------- --------- ---------- -------------- ---------------
JoMei Chang, Ph.D. .....  750,000       11.46%      $4.00    7/11/09   $    6,540,668 $    13,355,070
                          100,000        1.53        5.00    7/11/09          772,089       1,480,676
M. Dale Skeen, Ph.D. ...  650,000        9.93        4.00    7/11/09        5,668,574      10,274,394
                          100,000        1.53        5.00    7/11/09          772,089       1,480,676
Jay W. Shiveley, III....  100,000        1.53        5.00    7/11/09          772,089       1,480,676
Aleksander E.
 Osadzinski.............   70,000        1.07        5.00    7/11/09          540,462       1,036,473
Paul R. Auvil, III......  100,000        1.53        5.00    7/11/09          772,089       1,480,676

 Fiscal Year-End Option Values

   The following table sets forth the number and value of securities underlying unexercised options that are held by each of the individuals listed on the previous page as of December 31, 1999.

   Amounts shown under the columns "Value Realized" and "Value of Unexercised In-the-Money Options at December 31, 1999" are based on $117.00 per share which was the last reported sale price of our stock on December 31, 1999, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Vitria's stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by Vitria at the original exercise price, upon the optionee's cessation of service prior to the vesting of the shares.

                                                       Number of Securities
                                                      Underlying Unexercised     Value of Unexercised
                                                            Options at          In-the-Money Options at
                                                         December 31, 1999         December 31, 1999
                         Shares Acquired    Value    ------------------------- -------------------------
Name                       on Exercise    Realized   Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- ----------- ----------- ------------- ----------- -------------
JoMei Chang, Ph.D. .....          --              --        --      850,000    $        --  $95,950,000
M. Dale Skeen, Ph.D. ...          --              --        --      750,000             --   84,650,000
Jay W. Shiveley, III....     400,000(1)  $46,750,000   720,000       80,000     84,240,000    9,360,000
Aleksander E.
 Osadzinski.............          --              --   395,000       50,000     46,215,000    5,850,000
Paul R. Auvil, III......          --              --    20,000       80,000      2,340,000    9,360,000

--------
(1) Includes 125,000 shares subject to repurchase as of December 31, 1999.

 Employment and Change of Control Agreements

   In March 1998, we entered into an employment agreement with Paul R. Auvil, III, our Vice President, Finance, Chief Financial Officer and Secretary. The agreement provides that Mr. Auvil is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if after a change of control due to a merger or acquisition, Mr. Auvil is not offered a position with the successor company, Mr. Auvil will be entitled to severance pay equal to six months of his base salary at the time of termination.

Employee Stock Plans

 1999 Equity Incentive Plan

   We adopted the equity incentive plan in June 1999. The incentive plan is an amendment and restatement of the equity incentive plan we adopted in 1995.

   Share Reserve. We have currently reserved 24,013,814 shares for issuance under the incentive plan, less shares issued or issuable under Vitria's executive incentive plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. However, no more than 16,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. If stock awards granted under the incentive plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to the stock awards again become available for issuance under the incentive plan.

   Administration. The board administers the incentive plan unless it has delegated administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the award;

  . the exercisability of the award;

  . the exercise price;

  . the type of consideration; and

  . the other terms of the award.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code, to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, or directors of and consultants to Vitria or an affiliate of Vitria. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. Vitria may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to Vitria or an affiliate is terminated before the shares vest. A stock appreciation right is a right that allows a recipient to elect to receive cash or stock of a value equal to the appreciation of optioned rights.

   The board may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Vitria or any affiliate of Vitria, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the aggregate fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the incentive plan and all other stock plans of Vitria and its affiliates, may not exceed $100,000.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations to some compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board may not grant options and stock appreciation rights under the incentive plan to an employee covering an aggregate of more than 2,400,000 shares in any calendar year.

   Options and Stock Appreciation Rights. The board may grant incentive stock options and stock appreciation rights with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date.

   Option Terms. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

   Other Provisions. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

   The board determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of Vitria's common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the incentive plan may, but need not be, restricted and subject to a repurchase option in favor of Vitria in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of the restricted stock.

   Transactions not involving receipt of consideration by Vitria, including a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the incentive stock option limitation and to the Section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

   Upon a change in control of Vitria the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

   Options Issued. As of December 31, 1999, Vitria has issued 6,623,050 shares upon the exercise of options under the incentive plan, 1,418,600 shares of which have been repurchased and 3,015,320 shares of which are subject to repurchase; options to purchase 5,052,514 shares were outstanding; and 9,106,248 shares, less shares issued or issuable pursuant to the exercise or award of stock awards under Vitria's 1998 Executive Incentive Plan, remained available for future grant. As of December 31, 1999, the board has granted 2,010,000 restricted stock awards under the incentive plan, 60,000 shares of which have been repurchased. The incentive plan will terminate in 2009 unless the board terminates it sooner.

 1998 Executive Incentive Plan

   We adopted the executive incentive plan in October 1998 and amended it in December 1998. We again amended the executive plan in June 1999.

   Share Reserve. We have currently reserved 24,013,814 shares for issuance under the executive plan less shares issued or issuable under Vitria's equity incentive plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. However, no more than 16,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. If options granted under the executive plan expire or otherwise terminate without being exercised, the shares not acquired pursuant to the options again become available for issuance under the executive plan.

   Administration. The board administers the executive plan unless it has delegated administration to a committee. The board has the authority to construe, interpret and amend the executive plan as well as to determine:

  . the grant recipients;

  . the grant dates;

  . the number of shares subject to the option;

  . the exercisability of the option;

  . the exercise price;

  . the type of consideration; and

  . the other terms of the option.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options to employees, including officers, or directors of and consultants to Vitria or an affiliate of Vitria.

   The board may not grant an incentive stock option to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Vitria or an affiliate of Vitria, unless the exercise price is at least 110% of the fair market value of the stock on the grant date and the option term is five years or less. In addition, the aggregate fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the executive plan and all other stock plans of Vitria and its affiliates, may not exceed $100,000.

   Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations to compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000. When we become subject to Section 162(m), the board may not grant options under the executive plan to an employee covering an aggregate of more than 2,400,000 shares in any calendar year.

   Options Rights. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. It may grant nonstatutory stock options with any exercise price it determines.

   Option Terms. The maximum incentive stock option term is 10 years. The board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

   Other Provisions. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock option rights may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

   Transactions not involving receipt of consideration by Vitria, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares subject to the executive plan and to outstanding options. In that event, the board will appropriately adjust the executive plan as to the class and the maximum number of shares subject to the executive plan and to the Section 162(m) limitation. It also will adjust outstanding options as to the class, number of shares and price per share subject to the options.

   Upon a change in control of Vitria the surviving entity will either assume or substitute all outstanding options under the executive plan. Otherwise, the vesting and exercisability of the options generally will accelerate.

   Options Issued. As of December 31, 1999, Vitria has issued 306,500 shares upon the exercise of options under the executive plan, 50,000 of which have been repurchased and 64,834 of which are subject to repurchase; options to purchase 2,223,500 shares were outstanding; and 9,106,248 shares less shares issued or issuable pursuant to the exercise or award of stock awards under Vitria's 1999 Equity Incentive Plan, remained available for future grant. The executive plan will terminate in 2008 unless the board terminates it sooner.

 1999 Employee Stock Purchase Plan

   We adopted the employee stock purchase plan in June 1999.

   Share Reserve. We authorized the issuance of 3,000,000 shares of our common stock pursuant to purchase rights granted to employees of Vitria and to employees of designated affiliates of Vitria. On

August 14 of each year for 10 years, beginning in 2000, the number of shares in the reserve automatically will be increased by the greater of:

  . 2% of our outstanding shares on a fully-diluted basis, or

  . that number of shares so that the share reserve is 3,000,000 shares.

The automatic share reserve increase in the aggregate may not exceed 33,000,000 shares over the 10-year period.

   Eligibility. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Generally, all employees of Vitria and any United States affiliate may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

   Administration. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering began on the effective date of our initial public offering. Unless the board otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering, or

  . 85% of the fair market value of a share on the purchase date.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan, or

  . 85% of the fair market value of a share on the purchase date.

   Under the current offering, employees may authorize payroll deductions of up to 10% of their base compensation, not including sales commissions or bonuses, for the purchase of stock under the purchase plan and may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with Vitria or its affiliate.

   Other Provisions. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by Vitria or its affiliate, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. The board also may limit the number of shares that an employee may purchase on any purchase date.

   Upon a change of control of Vitria the board may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, the board may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

 401(k) Plan

   The Company maintains a 401(k) Plan for eligible employees. An employee participant may contribute up to 20% of his or her total annual compensation to the 401(k) Plan, up to a legal annual limit. The annual limit for calendar year 1999 was $10,000. Each participant is fully vested in his or her deferred salary contributions.

Participant contributions are held and invested by the 401(k) Plan's trustee. We may make discretionary contributions as a percentage of participant contributions, subject to established limits. To date, we have made no contributions to the 401(k) Plan on behalf of the participants. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code, so that contributions by employees or by Vitria to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by Vitria, if any, will be deductible when made.

 1998 Nonqualified Deferred Compensation Plan

   In December 1998, we established a nonqualified, unfunded deferred compensation plan for executive officers providing for payments upon retirement, death or disability. Under the plan, these employees receive payments equal to the employee's entire accrued benefit, the sum of all deferred amounts and any discretionary corporate contributions credited to the plan and due and owing to the employee, together with earning adjustments, minus any distributions. These employees may elect to defer up to 70% of their salary compensation and 100% of their bonus compensation. As of December 31, 1999, we have not made any contributions to the plan. Amounts, if any, deferred by executive officers during 1999 are included in the Summary Compensation Table above.

Limitation of Liability and Indemnification

   Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

  . for any breach of the director's duty of loyalty to Vitria or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for any acts under Section 174 of the Delaware General Corporation Law;
    or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief including an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                              CERTAIN TRANSACTIONS

   The following executive officers, directors or holders of more than five percent of our voting securities purchased securities in the amounts as of the date set forth below.

                                                        Shares of Preferred Stock
                                         -----------------------------------------------------------
                           Common Stock    Series A    Series A1    Series B    Series C    Series D
                          -------------- ------------- ---------    --------- ------------- --------
Directors and Executive
 Officers
JoMei Chang, Ph.D.......       8,553,756       843,750        --           --            --      --
M. Dale Skeen, Ph.D.....      10,916,250       843,750        --           --            --      --
Robert M. Halperin(1)...       1,374,996     1,351,664   542,950           --            --      --
William H. Younger,
 Jr.....................              --            --        --           --        23,770  42,292
Entities Affiliated with
 Directors
Brentwood
 Associates(2)..........              --            --        --    4,962,654       497,512 888,888
Sutter Hill
 Ventures(3)............              --            --        --    4,962,654       497,512 888,888
Other 5% Stockholders
Weston Presidio Capital
 II, L.P................              --            --        --           --     2,860,698 211,760
The Chang Family Trust,
 Michael W. Taylor,
 Trustee(4).............       3,382,494            -- 1,357,376           --            --      --
Price Per Share.........   $0.002-$0.125         $0.18     $0.31        $0.91         $2.01   $2.25
Date(s) of Purchase.....  12/94 to 09/98 1/95 and 8/96      5/96(5)     10/97 10/98 to 1/99    5/99

--------
(1) Includes shares held by Mr. Halperin's children and trusts for his grandchildren.
(2) John L. Walecka, one of our directors, is a general partner of venture funds associated with Brentwood Associates.
(3) William H. Younger, Jr., one of our directors, is a general partner of Sutter Hill Ventures.
(4) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang.
(5) Notes convertible into Series A1 preferred stock were issued in May 1996. The conversion of these notes occurred in December 1997.

   Investor Rights Agreement. Vitria and the preferred stockholders described above have entered into an agreement, pursuant to which these and other preferred stockholders possess registration rights with respect to their shares of common stock. Upon the completion of our initial public offering, all shares of our outstanding preferred stock were automatically converted into an equal number of shares of common stock.

   We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

   We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

  . each of the individuals listed on the "Summary Compensation Table" above;

  . each of our directors;

  . all current directors and executive officers as a group;

  . each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

  . each selling stockholder.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

   Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 61,750,992 shares of common stock outstanding on December 31, 1999 and 63,250,992 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals named below is: c/o Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94086.

                                             Shares Beneficially
                                                Owned Prior to
                           Shares issuable   Offering (Including
                             pursuant to     the Number of Shares
                               Options             Shown in                        Shares Beneficially
                          Exercisable within  the First Column)                    Owned after Offering
  Name and Address of         60 days of     --------------------     Number of    --------------------
    Beneficial Owner      December 31, 1999    Number     Percent   Shares Offered   Number     Percent
  -------------------     ------------------ ------------ ------------------------ ------------ ----------
Directors and Executive
 Officers
JoMei Chang, Ph.D.(1)...             --         9,641,174    15.61%     600,000       9,041,174    14.29%
M. Dale Skeen,
 Ph.D.(1)...............             --        12,005,670    19.44%     600,000      11,405,670    18.03%
William H. Younger,
 Jr.(2).................         40,000         2,075,808     3.36%     321,568       1,754,240     2.77%
John L. Walecka(3)......         40,000         6,389,054    10.34%   1,023,511       5,365,543     8.48%
Robert M. Halperin(4)...         40,000         2,942,426     4.76%     326,876       2,615,550     4.13%
Jay W. Shiveley,
 III(5).................        740,000         1,540,000     2.46%      72,500       1,467,500     2.29%
Paul R. Auvil, III(6)...         40,000           549,950       *        17,997         531,953       *
Aleksander E.
 Osadzinski(7)..........        415,000           640,000     1.03%      15,000         625,000       *
All directors and
 executive officers as a
 group (9 persons)(8)...      1,815,000        34,950,744    54.98%   2,977,452      31,973,292    49.14%
5% Stockholders
The Chang Family Trust,
 Michael W. Taylor,
 Trustee(9).............             --         4,739,870     7.68%     250,000       4,489,870     7.10%
Entities affiliated with
 Brentwood Venture
 Capital(10)............             --         6,349,054    10.28%   1,023,511       5,325,543     8.42%
Other Selling
 Stockholders
Tench Coxe(11)..........             --           567,460       *        91,479         475,981       *
Entities affiliated with
 Integral Capital
 Partners(12)...........             --           639,070     1.03%      63,907         575,163       *
Richard Koo(13).........         56,000           830,000     1.34%      76,733         753,267     1.19%
ML IBK Positions,
 Inc.(14)...............             --         1,492,538     2.42%     149,254       1,343,284     2.12%
Alex Siegel.............         78,334           850,000     1.37%      77,166         772,834     1.22%
Entities affiliated with
 Sutter Hill
 Ventures(15)...........             --         1,445,268     2.34%     232,987       1,212,281     1.92%
TOW Partners, a
 California Limited
 Partnership(16)........             --           240,684       *        36,103         204,581       *
Weston Presidio Capital
 II, L.P.(17)...........             --         3,072,458     4.98%     310,000       2,762,458     4.37%
Wythes Trust(18)........             --           245,822       *        36,873         208,949       *
33 other selling
 stockholders as a
 group(19)..............        596,519         2,102,824     3.37%      81,033       2,021,791     3.17%

---------------------
  *   Less than 1%
 (1) Includes 833,338 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners. Also includes 200,000 shares are being offered by the Chang-Skeen Charitable Remainder Trust, of which Drs. JoMei Chang and M. Dale Skeen are trustees. Excludes 100,000 shares held by the trust.
 (2) Includes 1,315,792 shares held by Sutter Hill Ventures, a California Limited Partnership, 212,115 shares of which are being offered, 36,656 shares held by Sutter Hill Ventures Entrepreneurs Fund (Al), L.P., 5,909 shares of which are being offered, 92,820 shares held by Sutter Hill Ventures Entrepreneurs Fund (QP), L.P., 14,963 shares of which are being offered, and 590,540 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust, of which 88,581 shares are being offered. Mr. Younger is a general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (Al), L.P., and Sutter Hill Entrepreneurs Fund
      (QP), L.P., except to the extent of his pecuniary interest in these shares. Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (Al), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. are located at 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.
 (3) Includes 6,095,092 shares held by Brentwood Associates VIII, L.P., of which 982,571 shares are being offered, and 253,962 shares held by Brentwood Affiliates Fund, L.P., of which 40,940 shares are being offered. Mr. Walecka is a general partner of Brentwood Venture Capital and disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest therein. Entities affiliated with Brentwood Venture Capital are located at 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.
 (4) Includes 180,000 shares held by the Robert and Ruth Halperin Foundation, all of which are being offered, 1,101,560 shares held by Mr. Halperin's children for which he has power of attorney but as to which he does not have dispositive power over and disclaims beneficial ownership of the shares held by his children, of which 110,156 shares are being offered. Excludes 367,184 shares held in trust for Mr. Halperin's grandchildren, of which 36,720 shares are being offered. Mr. Halperin does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by his grandchildren's trusts.
 (5) Includes 50,000 shares subject to repurchase by Vitria within 60 days of December 31, 1999.
 (6) Includes 316,667 shares subject to repurchase by Vitria within 60 days of December 31, 1999.
 (7) Includes 65,000 shares subject to repurchase by Vitria within 60 days of December 31, 1999.
 (8) Includes 551,666 shares subject to repurchase by Vitria within 60 days of December 31, 1999. See footnotes (5) through (7).
 (9) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.
(10) Includes 6,095,092 shares held by Brentwood Associates VIII, L.P., of which 982,571 shares are being offered, and 253,962 shares held by Brentwood Affiliates Fund, L.P., of which 40,940 shares are being offered. Entities affiliated with Brentwood Venture Capital are located at 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.
(11) Includes 543,690 shares held by the Coxe/Otus Revocable Trust, of which 87,647 shares are being offered, and 23,770 shares held by Wells Fargo Bank, Trustee SHV M/P/T fbo Tench Coxe, of which 3,832 shares are being offered.
(12) Includes 520,486 shares held by Integral Capital Partners III, L.P., of which 52,049 shares are being offered, and 118,584 shares held by Integral Capital Partners International III, L.P., of which 11,858 shares are being offered. Entities affiliated with Integral Capital Partners are located at 2750 Sand Hill Road, Menlo Park, CA 94025.
(13) Includes 5,334 shares subject to repurchase by Vitria within 60 days of December 31, 1999.
(14) ML IBK Positions, Inc. is located at 3300 Hillview Avenue, Suite 150, Palo Alto, CA 94304.
(15) Includes 1,315,792 shares held by Sutter Hill Ventures, a California Limited Partnership, 212,115 shares of which are being offered, 36,656 shares held by Sutter Hill Ventures Entrepreneurs Fund (AI), L.P., 5,909 shares of which are being offered, and 92,820 shares held by Sutter Hill Ventures Entrepreneurs Fund (QP), L.P., 14,963 shares of which are being offered. Sutter Hill Ventures, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. are located at 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.
(16) TOW Partners, A California Limited Partnership is located at 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.
(17) Weston Presidio Capital II, L.P. is located at 343 Sansome Street, Suite 1210, San Francisco, CA 94104.
(18) Includes 221,240 shares held by the Wythes Living Trust, of which 33,186 shares are being offered, and 24,582 shares held by the Wythes Grandchildren Living Trust, of which 3,687 shares are being offered.
(19) Includes 675,238 shares subject to repurchase by Vitria within 60 days of December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 250 million shares of common stock, $0.001 par value, and five million shares of preferred stock, $0.001 par value.

Common Stock

   As of December 31, 1999, there were 61,750,992 shares of common stock outstanding that were held of record by approximately 225 stockholders. There will be 63,250,992 shares of common stock outstanding, assuming no exercise of outstanding options, after giving effect to the sale by us of 1,500,000 shares of the shares of common stock in this offering.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Vitria, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Our certificate of incorporation provides that our board of directors have the authority, without further action by the stockholders, to issue up to five million shares of preferred stock in one or more series. The board is able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Vitria, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Registration Rights of Stockholders

   The holders of 22,921,678 shares of common stock or their transferees are entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of our initial public offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we are required to use our best efforts to effect the registration. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available. These rights shall terminate on the earlier of four years after the effective date of our initial public offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The board may consist of one or more members to be determined from time to time by the board. The board currently consists of five members divided into three different classes. As a result, only one class of directors will be elected at each annual meeting of stockholders of Vitria, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

   Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

Section 2115

   We are currently subject to Section 2115 of the California Corporations Code. Section 2115 provides that, regardless of a company's legal domicile, provisions of California corporate law relating to shareholder rights, election and removal of directors and distributions to shareholders will apply to that company if the company meets the requirements of Section 2115. We will not be subject to Section 2115 if:

  . we are qualified for trading as a national market security on The Nasdaq
    National Market, and we have at least 800 stockholders of record as of the record date of our most recent annual meeting, or

  . during any income year less than 50% of our outstanding voting securities are held of record by persons having addresses in California.

   The following table sets forth some of the effects on our corporate governance of California Corporations Code Section 2115:

                                 Section 2115                     Non-Section 2115
                                 ------------                     ----------------
Election of           Cumulative voting is allowed,      No cumulative voting is allowed;
 Directors            which allows each shareholder to   accordingly a holder of 50% or
                      vote the number of votes equal to  more of voting stock controls
                      the number of candidates           election of all directors.
                      multiplied by the number of votes
                      to which the shareholders' shares
                      are normally entitled in favor of
                      one candidate. This potentially
                      allows minority stockholders to
                      elect some members of the board.

Removal of Directors  Removal with or without cause by   If the board is classified,
                      the affirmative vote of the        removal is only allowed for cause
                      holders of a majority of           upon the affirmative vote of a
                      outstanding voting stock is        majority of the outstanding
                      allowed.                           voting stock entitled to vote in
                                                         the election of directors.

Supermajority Vote
 Requirement          In order to institute a            Simple majority may adopt
                      supermajority provision, the       amendment providing for
                      amendment must be approved by at   supermajority.
                      least as large a proportion as
                      would be required under the
                      amendment.

Dividend              Dividends are only payable out of  Dividends are payable out of
 Distribution         the surplus of retained earnings   either the surplus of retained
                      and if, immediately after the      earnings or out of its net
                      distribution, a company's assets   profits for the year the
                      are at least equal to its          distribution takes place, or the
                      liabilities.                       preceding year.

Dissenters' Rights    Generally available in any type    Generally only available in a
                      of reorganization, including a     merger. No rights so long as our
                      merger, sale of assets or          common stock is quoted on The
                      sale/exchange of shares. If the    Nasdaq National Market or traded
                      shares are listed on an exchange,  on an exchange.
                      5% of the shareholders must
                      assert their right for any
                      shareholder to have these rights.

   In addition to these differences, Section 2115 also provides for information rights and required filings in the event a company effects a sale of assets or completes a merger.

Transfer Agent

   The transfer agent and registrar for our common stock is BankBoston, N.A. Its phone number is (781) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price for our common stock and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding an aggregate of 63,250,992 shares of common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering and our initial public offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 50,700,992 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

   As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

                               Approximate Number of
                                Shares Eligible for
 Date                               Future Sale                     Comment
 ----                          ---------------------                -------
 March 15, 2000                      5,176,445       Underwriters' lock-up in connection
                                                     with our initial public offering
                                                     released. These shares may be sold
                                                     under Rules 144, 144(k) or 701
 April 25, 2000                     10,419,604       Underwriters' lock-up with respect
                                                     to 25% of the shares held by each
                                                     stockholder that entered into a
                                                     lock-up in connection with this
                                                     offering released. These shares may
                                                     be sold under Rules 144, 144(k) or
                                                     701
 May 11, 2000                       30,814,412       These shares may be sold under
                                                     Rules 144, 144(k) or 701
 At various times thereafter         4,290,531       These shares may be sold under
                                                     Rules 144, 144(k) or 701

   Lock-Up Agreements. All of our officers and directors and the selling stockholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 90 days after the date the registration statement of which this prospectus is a part is declared effective. However, each director, officer and selling stockholder that entered into a lock-up agreement in connection with this offering will be released from their respective lock-up agreement on April 25, 2000 with respect to 25% of their shares. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

   Rule 144. In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding which will equal approximately 630,251 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Vitria.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares on March 15, 2000 upon the expiration of lock-up agreements that were entered into in connection with our initial public offering, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

   Registration Rights. The holders of 22,921,678 shares of our common stock, or their transferees, are entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

   Stock Options. We have filed a registration statement under the Securities Act covering an aggregate of 12,277,348 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan and 1998 Executive Incentive Plan and 3,000,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan. We will file a registration statement under the Securities Act covering an additional 4,013,814 shares of common stock reserved for issuance under our 1999 Equity Incentive Plan and 1998 Executive Incentive Plan. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market on March 15, 2000 upon the expiration of lock-up agreements that were entered into in connection with our initial public offering.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in the underwriting agreement dated February 10, 2000, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc. and SoundView Technology Group, Inc. are acting as representatives, the following respective number of shares of common stock:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation............................. 2,137,960
   Merrill Lynch, Pierce, Fenner & Smith
         Incorporated................................................. 1,068,980
   FleetBoston Robertson Stephens Inc................................. 1,068,980
   SoundView Technology Group, Inc....................................   696,080
   Dain Rauscher Incorporated.........................................    84,750
   E*Offering Corp....................................................    84,750
   Invemed Associates LLC.............................................    84,750
   Salomon Smith Barney Inc...........................................    84,750
   SG Cowen Securities Corporation....................................    84,750
   TD Securities (USA) Inc............................................    84,750
   U.S. Bancorp Piper Jaffray Inc.....................................    84,750
   Thomas Weisel Partners LLC.........................................    84,750
                                                                       ---------
     Total............................................................ 5,650,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering, if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   The selling stockholders have granted to the underwriters a 30-day option to purchase up to 847,500 additional shares from them at the public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock to the public initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a concession of $3.24 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

   A copy of this prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. Other than the prospectus in electronic format, the information on our affiliate's web site and any information contained on any other web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by Vitria Technology, Inc. or any underwriter in its capacity as underwriter and should not be relied upon by investors.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-allotment Over-allotment Over-allotment Over-allotment
                             -------------- -------------- -------------- --------------
   Underwriting discounts
    and commissions paid by
    us.....................      $5.40          $5.40       $ 8,100,000    $ 8,100,000
   Expenses payable by us..      $0.13          $0.11       $   725,000    $   725,000
   Underwriting discounts
    and commissions paid by
    selling stockholders...      $5.40          $5.40       $22,410,000    $26,986,500


   We, our directors, officers and the selling stockholders have agreed that we and they will not offer, sell, contract to sell, announce the intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except in connection with our stock option and employee stock purchase plans. However, each director, officer and selling stockholder that has entered into a lock-up agreement will be released from their respective lock-up agreement with respect to 25% of their shares on April 25, 2000.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or to contribute to payments which the underwriters may be required to make in that respect.

   Our common stock is quoted on the Nasdaq Stock Market's National Market under the symbol "VITR."

   ML IBK Positions, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the representatives of the underwriters, will hold 1,343,284 shares of our common stock upon the closing of the offering.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

  . In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under these securities laws, (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and (iii) the purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Vitria. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of the common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, partners and associates of Cooley Godward LLP own an aggregate of approximately 24,874 shares of common stock through an investment partnership and attorneys own approximately 52,846 shares of common stock directly. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement, which term shall include any amendment to the registration statement, on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by our company and the selling stockholders. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the Registration Statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to Vitria and the common stock offered, reference is made to the registration statement, including the exhibits, and the financial statements and notes filed as a part of the registration statement. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon the payment of fees prescribed by it. The Securities and Exchange Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

                            VITRIA TECHNOLOGY, INC.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheet................................................. F-3

Consolidated Statement of Operations....................................... F-4

Consolidated Statement of Stockholders' Equity............................. F-5

Consolidated Statement of Cash Flows....................................... F-6

Notes to the Consolidated Financial Statements............................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Vitria Technology, Inc.

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Vitria Technology, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 21, 2000

                            VITRIA TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET
                    (in thousands, except per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
Assets
Current assets:
  Cash and cash equivalents................................ $ 12,792  $ 52,218
  Short-term investments...................................       --    13,231
  Accounts receivable, net.................................    5,973    11,443
  Other current assets.....................................      180     4,389
                                                            --------  --------
    Total current assets...................................   18,945    81,281
Property and equipment, net................................      967     4,452
Other assets...............................................       88       761
                                                            --------  --------
    Total asset............................................ $ 20,000  $ 86,494
                                                            ========  ========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable......................................... $    757  $    401
  Accrued liabilities......................................    2,978    11,016
  Deferred revenue.........................................    2,874    15,627
                                                            --------  --------
    Total current liabilities..............................    6,609    27,044
                                                            --------  --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible Preferred Stock: issuable in series, $.001
   par value; 13,470 shares authorized; 10,445 shares
   issued and outstanding at December 31, 1998; 5,000
   shares authorized; no shares issued and outstanding at
   December 31, 1999.......................................       11        --
  Common Stock: $.001 par value; 41,000 shares authorized;
   30,536 shares issued and outstanding at December 31,
   1998; 250,000 shares authorized; 61,751 shares issued
   and outstanding at December 31, 1999....................       30        62
  Additional paid-in capital...............................   29,089    91,290
  Accumulated other comprehensive loss.....................       --       (54)
  Unearned stock-based compensation........................   (5,511)   (7,223)
  Notes receivable.........................................       --      (291)
  Accumulated deficit......................................  (10,228)  (24,334)
                                                            --------  --------
    Total stockholders' equity.............................   13,391    59,450
                                                            --------  --------
    Total liabilities and stockholders' equity............. $ 20,000  $ 86,494
                                                            ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            VITRIA TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                     Year Ended December 31,
                                                     --------------------------
                                                      1997     1998      1999
                                                     -------  -------  --------
Revenues:
  License..........................................  $   955  $ 5,198  $ 21,790
  Service..........................................    1,425    1,633     8,539
  Government grant.................................    1,255      796     1,212
                                                     -------  -------  --------
    Total revenues.................................    3,635    7,627    31,541
                                                     -------  -------  --------
Cost of revenues:
  License..........................................       18       --       407
  Service..........................................      338    2,109     6,103
  Government grant.................................    1,255      796     1,212
                                                     -------  -------  --------
    Total cost of revenues.........................    1,611    2,905     7,722
                                                     -------  -------  --------
Gross profit.......................................    2,024    4,722    23,819
                                                     -------  -------  --------
Operating expenses:
  Sales and marketing..............................    1,143    6,572    20,009
  Research and development.........................      841    4,794    10,736
  General and administrative.......................      695    1,807     3,991
  Amortization of stock-based compensation.........       --    1,424     4,525
                                                     -------  -------  --------
    Total operating expenses.......................    2,679   14,597    39,261
                                                     -------  -------  --------
Loss from operations...............................     (655)  (9,875)  (15,442)
Interest and other income..........................       75      306     1,336
                                                     -------  -------  --------
Net loss...........................................     (580)  (9,569)  (14,106)
Deemed preferred stock dividend....................       --       --    (1,908)
                                                     -------  -------  --------
Net loss available to common stockholders..........  $  (580) $(9,569) $(16,014)
                                                     =======  =======  ========
Basic and diluted net loss per share available to
 common stockholders...............................  $(0.03)  $ (0.40)   $(0.42)
                                                     =======  =======  ========
Basic and diluted weighted average shares used in
 the computation of net loss per share available to
 common stockholders...............................   19,830   24,006    37,874
                                                     =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            VITRIA TECHNOLOGY, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                (in thousands)

                   Convertible
                    Preferred                                Accumulated
                      Stock        Common Stock  Additional     Other       Unearned                              Total
                  ---------------  -------------  Paid-In   Comprehensive Stock-Based    Notes    Accumulated Stockholders'
                  Shares   Amount  Shares Amount  Capital       Loss      Compensation Receivable   Deficit      Equity
                  -------  ------  ------ ------ ---------- ------------- ------------ ---------- ----------- -------------
Balance at
December 31,
1996............    1,520  $   2   26,176  $ 26   $   687       $ --             --         --     $    (79)    $    636
Issuance of
Common Stock,
net.............       --     --      322    --        15         --             --         --           --           15
Issuance of
Series A1
Convertible
Preferred Stock
for note
payable.........      950      1       --    --       559         --             --         --           --          560
Issuance of
Series B
Convertible
Preferred Stock,
net.............    5,238      5       --    --     9,463         --             --         --           --        9,468
Net loss........       --     --       --    --        --         --             --         --         (580)        (580)
                  -------  -----   ------  ----   -------       ----        -------      -----     --------     --------
Balance at
December 31,
1997............    7,708      8   26,498    26    10,724         --             --         --         (659)      10,099
Issuance of
Common Stock,
net.............       --     --    4,038     4       613         --             --         --           --          617
Issuance of
Series C
Convertible
Preferred Stock,
net.............    2,737      3       --    --    10,964         --             --         --           --       10,967
Unearned stock-
based
compensation....       --     --       --    --     6,788         --         (6,788)        --           --           --
Amortization of
stock-based
compensation....       --     --       --    --        --         --          1,277         --           --        1,277
Net loss........       --     --       --    --        --         --             --         --       (9,569)      (9,569)
                  -------  -----   ------  ----   -------       ----        -------      -----     --------     --------
Balance at
December 31,
1998............   10,445     11   30,536    30    29,089         --         (5,511)        --      (10,228)      13,391
Issuance of
Series C
Convertible
Preferred Stock,
net.............      107     --       --    --       420         --             --         --           --          420
Issuance of
Series D
Convertible
Preferred Stock,
net.............    1,004      1       --    --     4,513         --             --         --           --        4,514
Conversion of
Preferred to
Common Stock....  (11,556)   (12)  23,112    24       (12)        --             --         --           --           --
Allocation of
discount on
Preferred
Stock...........       --     --       --    --     1,908         --             --         --           --        1,908
Deemed preferred
stock dividend..       --     --       --    --    (1,908)        --             --         --           --       (1,908)
Issuance of
Common Stock,
net.............       --     --    7,970     8    50,752         --             --         --           --       50,760
Unearned stock-
based
compensation,
net.............       --     --       --    --     6,237         --         (6,237)        --           --           --
Amortization of
stock-based
compensation....       --     --       --    --        --         --          4,525         --           --        4,525
Notes
receivable......       --     --      133    --       291         --             --       (291)          --           --
Foreign currency
translation.....       --     --       --    --        --         (3)            --         --           --           (3)
Unrealized loss
on marketable
securities......       --     --       --    --        --        (51)            --         --           --          (51)
Net loss........       --     --       --    --        --         --             --         --      (14,106)     (14,106)
                  -------  -----   ------  ----   -------       ----        -------      -----     --------     --------
Balance at
December 31,
1999 ...........       --  $  --   61,751  $ 62   $91,290       $(54)       $(7,223)     $(291)    $(24,334)    $ 59,450
                  =======  =====   ======  ====   =======       ====        =======      =====     ========     ========
                  Comprehensive
                      Loss
                  -------------
Balance at
December 31,
1996............    $     --
Issuance of
Common Stock,
net.............          --
Issuance of
Series A1
Convertible
Preferred Stock
for note
payable.........          --
Issuance of
Series B
Convertible
Preferred Stock,
net.............          --
Net loss........        (580)
                  -------------
Balance at
December 31,
1997............    $   (580)
                  =============
Issuance of
Common Stock,
net.............          --
Issuance of
Series C
Convertible
Preferred Stock,
net.............          --
Unearned stock-
based
compensation....          --
Amortization of
stock-based
compensation....          --
Net loss........      (9,569)
                  -------------
Balance at
December 31,
1998............    $ (9,569)
                  =============
Issuance of
Series C
Convertible
Preferred Stock,
net.............          --
Issuance of
Series D
Convertible
Preferred Stock,
net.............          --
Conversion of
Preferred to
Common Stock....          --
Allocation of
discount on
Preferred
Stock...........          --
Deemed preferred
stock dividend..          --
Issuance of
Common Stock,
net.............          --
Unearned stock-
based
compensation,
net.............          --
Amortization of
stock-based
compensation....          --
Notes
receivable......          --
Foreign currency
translation.....          (3)
Unrealized loss
on marketable
securities......         (51)
Net loss........     (14,106)
                  -------------
Balance at
December 31,
1999 ...........    $(14,160)
                  =============


  The accompanying notes are an integral part of these consolidated financial statements.

                            VITRIA TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
Cash flows from operating activities:
  Net loss......................................... $  (580) $(9,569) $(14,106)
  Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
    Gain on sale of fixed assets...................      --       --      (114)
    Depreciation and amortization..................     207      255     1,138
    Provision for doubtful accounts................      --      350       246
    Stock-based compensation expense...............      --    1,424     4,571
    Changes in assets and liabilities:
      Accounts receivable..........................  (1,097)  (4,723)   (5,716)
      Other current assets.........................     (58)    (140)   (4,209)
      Other assets.................................     (62)      --      (673)
      Accounts payable.............................      62      546      (356)
      Accrued liabilities..........................     432    2,370     8,038
      Deferred revenue.............................     223    2,651    12,753
                                                    -------  -------  --------
  Net cash provided by (used in) operating
   activities......................................    (873)  (6,836)    1,572
                                                    -------  -------  --------
Cash flows from investing activities:
  Net cash used in purchasing property and
   equipment ......................................    (431)    (947)   (4,623)
  Net cash provided from sale of property and
   equipment.......................................      --       --       114
  Net cash used in purchasing securities...........      --       --   (13,282)
                                                    -------  -------  --------
  Net cash used in investing activities ...........    (431)    (947)  (17,791)
                                                    -------  -------  --------
Cash flows from financing activities:
  Issuance of convertible note.....................     560       --        --
  Issuance of Convertible Preferred Stock, net.....   9,468   10,967     4,934
  Issuance of Common Stock, net....................      15      470    50,714
                                                    -------  -------  --------
  Net cash provided by financing activities........  10,043   11,437    55,648
                                                    -------  -------  --------
Effect of exchange rates on changes in cash and
 cash equivalents..................................      --       --        (3)
Net increase in cash and cash equivalents..........   8,739    3,654    39,426
Cash and cash equivalents at beginning of period...     399    9,138    12,792
                                                    -------  -------  --------
Cash and cash equivalents at end of period......... $ 9,138  $12,792  $ 52,218
                                                    =======  =======  ========
Supplemental non-cash financing activities:
  Issuance of Convertible Preferred Stock to
   founders for convertible note payable........... $   560  $    --  $     --
                                                    =======  =======  ========
  Issuance of Common Stock for services............ $    --  $   147  $     46
                                                    =======  =======  ========
  Issuance of Common Stock for notes receivable.... $    --       --  $    291
                                                    =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            VITRIA TECHNOLOGY, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

The Company

   Vitria Technology, Inc. (the "Company"), develops, markets and supports a software product, BusinessWare, which enables customers to deploy sophisticated eBusiness solutions across the extended enterprise. The Company was incorporated in California in October 1994. The Company reincorporated in Delaware in September 1999.

Principles of consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts have been eliminated.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign currency

   The functional currency of the Company's United Kingdom subsidiary is the local currency. Balance sheet accounts are translated into United States dollars at exchange rates prevailing at the balance sheet dates. Revenues, costs and expenses are translated into United States dollars at average rates for the period. Gains and losses resulting from translation are included as other comprehensive income (loss). Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations and were not significant during any of the periods presented. To date, the Company has not engaged in hedging activities.

Cash and cash equivalents and short-term investments

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents and investments with original maturities greater than three months to be short-term investments. All of the company's cash equivalents and short-term investments are classified as available-for-sale and are reported at fair value with unrealized gains and losses included in as other comprehensive income (loss). Fair values are based upon quoted prices in an active market or if that information is not available on quoted market prices of instruments of similar characteristics. All of Vitria's short-term available-for-sale securities have a contractual maturity of one year or less. Realized gains and losses and declines in value judged to be other than temporary are included in other expense. To date, there have been no gains or losses realized on the Company's cash equivalents or short-term investments.

   The following summarizes the Company's available-for-sale securities:

                                                                 Gross
                                                     Amortized Unrealized Market
                                                       Cost      Losses   Value
                                                     --------- ---------- ------
                                                           (in thousands)
   December 31, 1999................................
   Commercial paper.................................  13,282      (51)    13,231

Property and equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets of three years. Leasehold improvements are amortized using the straight-line method over the term of the lease or estimated useful lives, whichever is shorter.

                            VITRIA TECHNOLOGY, INC.

Revenue recognition

   The Company derives revenues from software licenses to end users for its BusinessWare product and related services, which include maintenance and support, consulting and training services. To date, there have been no transactions involving licenses with VARs or system integrations that allow subsequent resale to end-user customers. Effective January 1, 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition" with the exception of the provision deferred by SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2." In accordance with the adopted provisions of SOP 97-2, the Company records revenue from software licenses when a license agreement is signed by both parties, the fee is fixed and determinable, collection of the fee is probable and delivery of the product has occurred. For electronic delivery, the product is considered to have been delivered when the access code to download the software from the Internet has been provided to the customer. If an element of the license agreement has not been delivered, revenue for the element is deferred based on vendor-specific objective evidence of fair value. If vendor-specific objective evidence of fair value does not exist, all revenue is deferred until sufficient objective evidence exists or all elements have been delivered. Payments received in advance of revenue recognition are recorded as deferred revenue. The adoption of SOP 97-2 resulted in the deferral of software license revenues in certain agreements that would have been recognized upon delivery of the related software under prior accounting standards. Revenues from maintenance and support are deferred and recognized ratably over the term of the contract. Revenues from consulting and training are deferred and recognized when the services are performed and collectibility is deemed probable. Prior to January 1, 1998, the Company recorded revenue in accordance with the provisions of SOP 91-1, "Software Revenue Recognition."

   In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9 "Modification of SOP 97-2, "Software Revenue Recognition" and the Company adopted the statement for all transactions entered into in fiscal 1999. The adoption of this statement did not have a material impact on the Company's operating results, financial position or cash flows.

   A portion of the Company's revenues are also derived from government grants. Government grant revenue is recognized as the research is performed and allowable costs are incurred. Unbilled grant revenue is composed of allowable reimbursable costs for the period in which a reimbursement application has yet to be filed with the government.

Fair value of financial instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivables and accounts payable, are carried at cost, which approximates their fair value because of the short-term maturity of these financial instruments.

Research and development

   Research and development expenses include costs incurred by the Company to develop and enhance the Company's software. Research and development costs are charged to expense as incurred.

Software development costs

   Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Material software development costs incurred subsequent to the time a product's technological feasibility has been established using the working model approach, through the time the product is available for general release to customers, are capitalized. Amortization of capitalized software development costs begins when the product is available for general release to customers, and is computed as the greater of (1) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product, or (2) the straight-line method over the estimated economic life of the product. To date, development costs qualifying for capitalization have been insignificant and therefore have been expensed as incurred.

                            VITRIA TECHNOLOGY, INC.

Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under APB No. 25, unearned compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. Unearned compensation is amortized and expensed in accordance with Financial Accounting Standards Board Interpretation No. 28 using the multiple option approach. The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Income taxes

   Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net loss per share

   Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options, upon conversion of Preferred Stock and conversion of debt.

   The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    -------  -------  --------
   Numerator:
     Net loss.....................................  $  (580) $(9,569) $(14,106)
     Deemed preferred stock dividend..............       --       --    (1,908)
                                                    -------  -------  --------
     Net loss available to common stockholders....  $  (580) $(9,569) $(16,014)
                                                    =======  =======  ========
   Denominator:
     Weighted average shares......................   26,232   27,762    42,664
     Weighted average Common Stock subject to
      repurchase agreements.......................   (6,402)  (3,756)   (4,790)
                                                    -------  -------  --------
     Denominator for basic and diluted
      calculation.................................   19,830   24,006    37,874
                                                    -------  -------  --------
   Net loss per share available to common
    stockholders:
     Basic and diluted............................  $ (0.03) $ (0.40) $  (0.42)
                                                    =======  =======  ========

                            VITRIA TECHNOLOGY, INC.

   The following table sets forth the weighted average potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods indicated (in thousands):

                                                               Year Ended
                                                              December 31,
                                                          --------------------
                                                           1997   1998   1999
                                                          ------ ------ ------
   Weighted average effect of antidilutive securities:
     Preferred Stock.....................................  4,790 16,216 13,380
     Convertible debt....................................  1,114     --     --
     Employee stock options..............................  1,054  3,248  4,781
     Common Stock subject to repurchase agreements.......  6,402  3,756  4,790
                                                          ------ ------ ------
                                                          13,360 23,220 22,951
                                                          ====== ====== ======

Comprehensive income (loss)

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income (loss) is comprised of the net loss and other comprehensive earnings such as foreign currency transaction gain/loss and unrealized gains or losses on available-for-sale securities.

Segment information

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." During each of the three years ended December 31, 1999 the Company's management considers its business activities to be focused on the license of its product and related services to end-user customers. Since management's primary form of internal reporting is aligned with the offering of products and services the Company believes it operates in one segment. The Company's customers have primarily been located in the United States. The Company recognized approximately 3% of its revenue from customers located outside the United States.

Concentration of credit risks

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. All of the Company's available funds at December 31, 1998 and 1999, were deposited in money market accounts with financial institutions which management believes are of high credit quality or in commercial paper. The Company's accounts receivable are derived from transactions with clients located in the United States. The Company performs ongoing credit evaluations of its client's financial condition and generally requires no collateral from its clients. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   The following table summarizes the revenue from customers in excess of 10% of total customer revenues:

                                                                    Year Ended
                                                                   December 31,
                                                                  ----------------
                                                                  1997  1998  1999
                                                                  ----  ----  ----
   Company A.....................................................  44%   --%   --%
   Company B.....................................................  --%   12%   --%
   Company C.....................................................  --%   30%   --%
   Company F.....................................................  --%   --%   11%
   Government grant..............................................  37%   10%   --%

                            VITRIA TECHNOLOGY, INC.

   The following table summarizes receivables from customers in excess of 10% of total accounts receivable:

                                                               December 31,
                                                               ---------------
                                                                1998     1999
                                                               ------   ------
   Company C..................................................     49%      --%
   Company D..................................................     13%      --%
   Company E..................................................     10%      --%
   Company G..................................................     --%      18%
   Company H..................................................     --%      14%

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 was effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133" ("SFAS 137") SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company has not engaged in hedging activities or invested in derivative instruments.

Note 2--Balance Sheet Components (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
   Accounts receivable, net:
     Accounts receivable....................................... $5,884  $11,784
     Unbilled consulting services..............................    100       --
     Unbilled grant revenue....................................    322      238
                                                                ------  -------
                                                                 6,306   12,022
   Less: Allowance for doubtful accounts.......................   (333)    (579)
                                                                ------  -------
                                                                $5,973  $11,443
                                                                ======  =======
   Property and equipment, net:
     Computer equipment........................................ $  479  $ 1,851
     Software licenses.........................................    124      859
     Furniture and fixtures....................................    404    1,149
     Leasehold improvements....................................    263    1,690
                                                                ------  -------
                                                                 1,270    5,549
   Less: Accumulated depreciation and amortization.............   (303)  (1,097)
                                                                ------  -------
                                                                $  967  $ 4,452
                                                                ======  =======
   Accrued liabilities:
     Payroll and related expense............................... $1,941  $ 5,266
     Professional services.....................................    123    1,191
     Other.....................................................    914    4,559
                                                                ------  -------
                                                                $2,978  $11,016
                                                                ======  =======

                            VITRIA TECHNOLOGY, INC.

Note 3--Income Taxes:

   The tax provision is reconciled to the amount computed using the federal statutory rate as follows (in thousands):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1997     1998      1999
                                                    ------- --------  --------
   Federal statutory benefit....................... $ (197) $ (3,254) $ (4,796)
   State taxes, net of federal benefit.............     (8)     (287)     (635)
   Future benefits not currently recognized........    205     2,971     3,621
   Nondeductible compensation......................     --       570     1,810
                                                    ------  --------  --------
                                                    $   --  $     --  $     --
                                                    ======  ========  ========

   At December 31, 1999, the Company had approximately $14,697,000 of federal and $1,061,000 of state net operating loss carryforwards available to offset future taxable income which expire at various dates through 2013. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

   Deferred tax assets and liabilities consist of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 2,656  $ 5,059
     Accruals and allowances..................................     492    1,338
     Research credits.........................................     519    1,369
     Capitalized expenses.....................................      --      673
                                                               -------  -------
   Net deferred tax assets....................................   3,667    8,439
   Valuation allowance........................................  (3,667)  (8,439)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

   The Company has incurred losses for the each of the three years ended December 31, 1999. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 1998 and 1999.

Note 4--Government Grants:

   During January 1996, the Company received a grant award from the National Institute of Standards and Technology ("NIST") totaling $2,000,000 to conduct research and provide technical and business reports on a project to create a highly flexible technology to simplify the task of integrating and sharing real-time data among many different planning, tracking and control systems. The grant reimburses the Company's allowable expenses over a period of two years with $1,010,000 and $990,000 budgeted for the grant years ended January 25, 1997 and 1998, respectively. NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the periods ending December 31, 1996 and 1997, the Company recognized revenue for grant-related expenditures in the amount of $984,000 and $1,016,000, respectively. In October 1997, the Company received an additional NIST grant totaling $2,000,000 to investigate at least three categories of Model-Driven Components. The grant reimburses the Company's allowable expenses over a

                            VITRIA TECHNOLOGY, INC.

period of two years with $970,000 and $1,030,000 of the amended budget for the grant years ending September 30, 1998 and 1999, respectively. Additionally, NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the period ended December 31, 1997, 1998 and 1999, the Company has incurred reimbursable costs of $467,000, $822,000 and $624,000, respectively, in grant-related expenditures. Also in November 1997, the Company received a joint-venture NIST grant totaling $1,600,000 to help develop technology to enable the building of integrated manufacturing applications for multi-company supply chain planning and execution. The grant reimburses the Company's allowable expenses over a period of three years with $300,000, $650,000 and $650,000 of the amended budget for the grant years ending December 31, 1998, 1999 and 2000, respectively. Additionally, NIST requires the Company to comply with certain cost accounting and reporting requirements, as applicable. For the periods ended December 31, 1997, 1998 and 1999, the Company has incurred reimbursable costs of $30,000, $297,000, and $587,000 respectively, in reimbursable expenditures.

   The Company incurs costs in connection with the NIST grants and in some cases, additional approval by the grant officer is required. Amounts received subject to NIST grant approval are accrued, which totaled $581,000 at each of December 31, 1998 and 1999 respectively. Such amounts will be recognized as revenue or refunded, depending upon the outcome of the approval process.

Note 5--Commitments and Contingencies:

Leases

   The Company leases office space under noncancelable operating leases with various expiration dates through 2007. The leases require payment of property taxes, insurance, maintenance and utilities. The terms of the facility leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has recognized prepaid expense for rent expenditures not incurred but paid. Rent expense under these leases are $146,000, $546,000 and $1,594,000 for the years ended
December 31, 1997, 1998 and 1999.

   Future net minimum lease payments, under noncancelable operating leases at December 31, 1999, including the Company's new facility lease entered into in December 1999 are as follows (in thousands):

   Year ending                                                         Operating
   December 31,                                                         Leases
   ------------                                                        ---------
    2000..............................................................  $ 3,171
    2001..............................................................    3,145
    2002..............................................................    3,176
    2003..............................................................    2,621
    2004..............................................................    1,534
    2005 and thereafter...............................................    4,538
                                                                        -------
      Total minimum lease payments....................................  $18,185
                                                                        =======

Contingencies

   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations or cash flows of the Company.

                            VITRIA TECHNOLOGY, INC.

Note 6--Common Stock:

   In September 1999, the Company completed an initial public offering of 6,900,000 shares of Common Stock of $8 per share, proceeds were approximately $50.0 million net of issuance costs.

   The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 250,000,000 shares Common Stock. A portion of the shares sold to employees are subject to a right of repurchase by the Company subject to vesting, which is generally over a five year period from the earlier of grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1998 and 1999, there were approximately 6,112,000 and 3,171,000 shares, respectively, subject to repurchase.

   During the years ended December 31, 1998 and 1999, the Company issued 105,000 and 25,200 shares, respectively, of Common Stock to consultants in exchange for services. In connection with these issuances the Company recorded expenses of $147,000 and $46,000 based on the fair value of the Common Stock on the date of grant.

Stock split

   In December 1999, the Board of Directors approved a two-for-one stock split of the Company's Common Stock. All information presented in these financial statements has been retroactively adjusted to reflect the stock split.

Note 7--Preferred Stock:

   The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 1999, there were 5,000,000 shares of Preferred Stock authorized for issuance, and no shares issued and outstanding.

   Immediately prior to the completion of the Company's initial public offering all outstanding shares of Convertible Preferred Stock converted into an aggregate of 11,555,615 shares of Common Stock.

   Convertible Preferred Stock prior to the initial public offering was composed of the following, (in thousands):

                                                                        Proceeds
                                                                         Net of
                                       Shares               Liquidation Issuance
    Series                           Authorized Outstanding   Amount     Costs
    ------                           ---------- ----------- ----------- --------
   A................................    1,520      1,520      $   540   $   526
   A1...............................      950        950          560       560
   B................................    6,000      5,238        9,500     9,468
   C................................    5,000      2,844       11,433    11,387
   D................................    1,200      1,004        4,518     4,514
   Undesignated.....................    1,330         --           --        --
                                       ------     ------      -------   -------
                                       16,000     11,556      $26,551   $26,455
                                       ======     ======      =======   =======

                            VITRIA TECHNOLOGY, INC.

Note 8--Related Party Transactions:

   In August 1999, certain employees of the Company exercised their stock options prior to vesting by issuance of full recourse promissory notes to the Company. The aggregate notes face value of the $291,000 bear interest at a rate of 4% per annum and are due in August 2004. The notes are collateralized by the 133,000 shares of Common Stock issued, which are subject to the Company's right to repurchase which lapses over time. The net amount outstanding has been reflected as a separate component of stockholders' equity.

Note 9--Employee Benefit Plans:

Deferred Compensation

   In December 1998, the Company established a nonqualified, unfunded deferred compensation plan for certain key executives providing for payments upon retirement, death or disability. Under the plan, certain employees receive payments equal to the sum of all amounts deferred at the election of the employee and any corporate contributions credited to the plan and due and owing to the employee, together with earning adjustments, minus any distributions. Through December 31, 1999, the Company did not make any contributions to the plan.

   The Company has recorded the assets and liabilities for the deferred compensation at gross amounts in the accompanying balance sheet because such assets are not protected from the Company's general creditors and, as such, these assets could be used to meet the obligations of the Company in the event of bankruptcy. The assets are recorded at fair value. Any changes in fair value are recognized as a reduction or increase in compensation expense. Plan assets included in other assets at December 31, 1999 were $182,000. Plan liabilities included in other liabilities at December 31, 1999 were $182,000.

Equity Incentive Plans

   In March 1995, the Company adopted the 1995 Equity Incentive Plan, which provides for the granting of stock options, stock appreciation rights, stock bonuses and restricted stock to employees, directors and consultants of the Company. In October 1998, the Company adopted the 1998 Executive Incentive Plan which provides for the granting of stock options to employees, directors and consultants. Options granted under the 1995 Equity Incentive Plan and the 1998 Executive Incentive Plan (the "Plans") may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISO may be granted only to employees (including officers and directors who are also employees) of the Company. NSO may be granted to employees and consultants of the Company. In 1995 and 1996, the Company sold 2,010,000 shares of Common Stock to employees under the 1995 Equity Incentive Plan. In December 1998 and January 1999, the Company sold 95,000 of the Series C Convertible Preferred Stock to employees under the 1995 Equity Incentive Plan.

   In June 1999, the Board of Directors adopted and, in July 1999 the stockholders approved, the 1999 Equity Incentive Plan, which amended the 1995 Equity Incentive Plan, and amended the 1998 Executive Incentive Plan (the "Amended Plans"). The Amended Plans provide for the granting of stock options, stock appreciation rights, stock bonuses, and restricted stock purchase awards to employees, including officers, directors or consultants. The Company has reserved 24,014,000 shares of Common Stock for issuance under the Amended Plans and on December 31 of each year for 10 years, starting with the year 1999, the number of shares reserved will automatically increases by 6.5% of the outstanding Common Stock on a fully-diluted basis, with the number of options granted which qualify as incentive stock options, never to exceed 16,000,000 options issued and available. The remaining number of authorized shares that could be issued under the Amended Plans was 9,106,000 at December 31, 1999.

                            VITRIA TECHNOLOGY, INC.

   Options under the Amended Plans may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Furthermore, under the 1998 Executive Incentive Plan, no employee shall be eligible to be granted options covering more than 800,000 shares of the Common Stock during any calendar year. Options are exercisable immediately subject to repurchase held by the Company. Such repurchase rights lapse over a maximum period of five years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over five years.

   The following table summarizes information about stock option transactions under the Plans (in thousands, except per share amounts):

                                         Year Ended December 31,
                             --------------------------------------------------
                                  1997             1998             1999
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------  -------- ------  -------- ------  --------
   Outstanding at beginning
    of period..............    978    $0.05    3,254   $0.11    3,754   $0.18
   Granted below fair
    value..................     --     0.13    6,516    0.16    5,793    2.94
   Granted at fair value ..  3,166     0.13       --      --      884   37.92
   Exercised...............   (402)    0.06   (4,028)   0.12   (2,499)   0.59
   Canceled................   (488)    0.13   (1,988)   0.11     (656)   1.06
                             -----            ------           ------
   Outstanding at end of
    period.................  3,254     0.11    3,754    0.18    7,276    6.74
                             =====            ======           ======
   Options vested..........     --               120            4,580
                             =====            ======           ======
   Weighted average fair
    value of options
    granted during the
    period.................           $0.03            $0.05            $9.49
                                      =====            =====            =====

   The following table summarizes the information about stock options outstanding and exercisable as of December 31, 1999 (in thousands, except per share amounts):

                                      Options Outstanding and Exercisable
                               -------------------------------------------------
                                  Number      Weighted Average       Weighted
       Range of                Outstanding  Remaining Contractual    Average
     Exercise Price            in thousands     Life in years     Exercise Price
     --------------            ------------ --------------------- --------------
      $0.13...................    1,684             8.26              $ 0.13
       0.35-0.52..............    1,216             8.89                0.41
       4.00...................    2,511             9.54                4.00
       5.00-81.07.............    1,865             9.70               20.53
                                  -----
                                  7,276
                                  =====

                            VITRIA TECHNOLOGY, INC.

Fair value disclosures

   The Company applies the measurement principles of APB No. 25 in accounting for its stock option plan. Had compensation expense for options granted for the years ended December 31, 1997, 1998 and 1999 been determined based on the fair value at the grant dates as prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below.

                                                    Year Ended December 31,
                                                    -------------------------
                                                     1997    1998      1999
                                                    ------  -------  --------
   Net loss available to common stockholders:
     As reported................................... $ (580) $(9,569) $(16,014)
                                                    ------  -------  --------
     Pro forma..................................... $ (636) $(9,628) $(24,438)
                                                    ------  -------  --------
   Net loss per share available to common
    stockholders:
     As reported:
       Basic and diluted........................... $(0.03) $ (0.40) $  (0.42)
                                                    ------  -------  --------
     Pro forma:
       Basic and diluted........................... $(0.03) $ (0.40) $  (0.65)
                                                    ------  -------  --------


   Because the determination of fair value of all options granted after the time the Company became a public entity include volatility factor, the above results may not be representative of future periods.

   The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 and the following assumptions:

                                                   Year Ended December 31,
                                                -------------------------------
                                                  1997       1998       1999
                                                ---------  ---------  ---------
   Risk-free interest rates.................... 5.55-6.20% 4.13-5.46% 4.60-6.19%
   Expected lives (in years)...................         5          5          5
   Dividend yield..............................         0%         0%         0%
   Expected volatility.........................         0%         0%       230%

1999 Employee Stock Purchase Plan

   In June 1999, the Board of Directors adopted, and in July 1999 the stockholders approved, the 1999 Employee Stock Purchase Plan ("Purchase Plan") which provides for the issuance of 3,000,000 shares of Common Stock pursuant to purchase rights granted to employees. Under the plan, eligible employees can have up to 10% of their earnings withheld to be used to purchase shares of Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. The Board of Directors may specify a look-back period of up to 27 months. On August 14 of each year for 10 years, starting with the year 2000, the number of shares reserved for issuance under the Purchase Plan automatically increases by the greater of (i) 2% of the outstanding shares on a fully-diluted basis, or (ii) the number of shares that have been issued under the Purchase Plan during the prior 12-month period, so that the reserve automatically is restored to 3,000,000 shares. Such automatic share reserve increase may not exceed 33,000,000 shares in the aggregate over a 10-year period.

                            VITRIA TECHNOLOGY, INC.

Unearned stock-based compensation

   In connection with certain stock option grants, during the year ended December 31, 1998 and 1999, the Company recognized unearned compensation totaling $6,788,000 and $6,237,000, respectively, which is being amortized over the five year vesting periods of the related options using the multiple option approach. Amortization expense recognized for the year ended December 31, 1998 and 1999 totaled approximately $1,277,000 and $4,525,000, respectively. All stock grants resulting in such unearned compensation were made prior to the Company's initial public offering in September 1999. In determining the fair market value on each grant date, the Company considered, among other things, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

401(k) Plan

   In May 1996, the Board of Directors adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. To date, the Company has not made any contributions to the 401(k) Plan.

                       [LOGO OF VITRIA TECHNOLOGY, INC.]